UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )
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Herbalife Ltd.

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HERBALIFE LTD.

March 19, 2007

Dear Fellow Shareholder:

We are pleased to enclose information about the 2007 Annual General Meeting of Shareholders of Herbalife Ltd., or the Company, to be held on Thursday, April 26, 2007 at 9:00 a.m., Pacific Daylight Time, at 1800 Century Park East, Los Angeles, California 90067. As discussed in more detail in the enclosed Proxy Statement, at the meeting you will be asked to consider proposals to:

1. Elect three directors, each for a term of three years;

2. Ratify the appointment of the Company’s independent registered public accountants for fiscal 2007;

3. Approve the Company’s Employee Stock Purchase Plan; and

4. Act upon such other matters as may properly come before the meeting.

MY FELLOW DIRECTORS AND I HAVE UNANIMOUSLY APPROVED THE PROPOSALS INCLUDED HEREIN AND RECOMMEND YOU VOTE FOR THEIR APPROVAL.

Best Regards,

MICHAEL O. JOHNSON
Chief Executive Officer

YOUR VOTE IS IMPORTANT.

All shareholders are cordially invited to attend the meeting in person. However, in order to assure your representation at the meeting, you are requested to complete, sign and date the enclosed proxy card and return it as promptly as possible.

HERBALIFE LTD.

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
To Be Held Thursday, April 26, 2007

To the Shareholders:

NOTICE IS HEREBY GIVEN that the 2007 Annual General Meeting of Shareholders of Herbalife Ltd., a Cayman Islands exempted limited liability company, or the Company, will be held on Thursday, April 26, 2007 at 9:00 a.m., Pacific Daylight Time, at 1800 Century Park East, Los Angeles, California 90067 for the following purposes:

1. To elect three directors, each for a term of three years;

2. To ratify the appointment of the Company’s independent registered public accountants for fiscal 2007;

3. To approve the Company’s Employee Stock Purchase Plan; and

4. To act upon such other matters as may properly come before the meeting.

Each of the above proposals will be proposed as Ordinary Resolutions as permitted by the Companies Law (2004 Revision).

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Only shareholders of record at the close of business on March 9, 2007, are entitled to notice of and to vote at the meeting and any subsequent adjournment(s) or postponement(s) of the meeting.

All shareholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible. Shareholders attending the meeting may vote in person even if they have returned a proxy card.

Sincerely,

BRETT R. CHAPMAN
General Counsel and Corporate Secretary

Los Angeles, California
March 19, 2007

HERBALIFE LTD.

PROXY STATEMENT FOR 2007
ANNUAL GENERAL MEETING OF SHAREHOLDERS

Herbalife Ltd., also referred to as we, our, us, Herbalife or the Company, is calling its 2007 Annual General Meeting of Shareholders, or the Meeting, to be held on Thursday, April 26, 2007 at 9:00 a.m., Pacific Daylight Time, at 1800 Century Park East, Los Angeles, California 90067.

At the Meeting, our shareholders will be asked to consider proposals to:

1. Elect three directors, each for a term of three years;

2. Ratify the appointment of the Company’s independent registered public accountants for fiscal 2007;

3. Approve the Company’s Employee Stock Purchase Plan; and

4. Act upon such other matters as may properly come before the Meeting.

Our Board of Directors unanimously recommends that you vote in favor of the proposals outlined herein. YOUR VOTE IS VERY IMPORTANT.  Whether or not you plan to attend the Meeting, please take the time to vote by completing and returning the enclosed proxy card.

You should carefully read this Proxy Statement in its entirety prior to voting on the proposals listed above and outlined herein.  This Proxy Statement is dated March 19, 2007, and is first being mailed to shareholders of the Company on or about March 23, 2007.

THE ANNUAL GENERAL MEETING OF SHAREHOLDERS

Information Concerning Solicitation and Voting

Place, Time and Date of Meeting.  This Proxy Statement is being furnished to the Company’s shareholders in connection with the solicitation of proxies on behalf of our Board of Directors for use at the Meeting to be held on Thursday, April 26, 2007, at 9:00 a.m., Pacific Daylight Time, and at any subsequent adjournment(s) or postponement(s) of the Meeting, for the purposes set forth herein and in the accompanying Notice of Annual General Meeting of Shareholders. The Meeting will be held at 1800 Century Park East, Los Angeles, California 90067. Our telephone number is c/o Herbalife International, Inc. at (310) 410-9600.

Record Date and Voting Securities.  Only shareholders of record at the close of business on March 9, 2007, or the Record Date, are entitled to notice of and to vote at the Meeting. The Company has one series of Common Shares outstanding. As of March 9, 2007, 71,719,964 Common Shares were issued and outstanding and held of record by 1,077 registered holders.

Voting.  Each shareholder is entitled to one vote for each Common Share held on the Record Date on all matters submitted for consideration at the Meeting. A quorum, representing the holders of not less than a majority of the issued and outstanding Common Shares entitled to vote at the Meeting, must be present in person or by proxy at the Meeting for the transaction of business. Common Shares that reflect abstentions are treated as Common Shares that are present and entitled to vote for the purposes of establishing a quorum and for purposes of determining the outcome of any matter submitted to the shareholders for a vote. However, abstentions do not constitute a vote “for” or “against” any matter and thus will be disregarded in the calculation of a plurality.

“Broker non-votes” are Common Shares held in “street name” through a broker or other nominee over which the broker or nominee lacks discretionary power to vote and for which your broker or nominee has not received specific voting instructions. Thus, if you do not give your broker or nominee specific instructions, your Common Shares may not be voted on certain matters. Common Shares that reflect “broker non-votes” are treated as Common Shares that are present and entitled to vote for the purposes of establishing a quorum. However, for the purposes of determining the outcome of any matter as to which the broker or nominee has indicated on the proxy that it does not have discretionary authority to vote, those Common Shares will be treated as not present and not entitled to vote with respect to that matter, even though those Common Shares are considered present and entitled to vote for the purposes of establishing a quorum and may be entitled to vote on other matters.

If you are a beneficial shareholder and your broker or nominee holds your Common Shares in its name, the broker or nominee is permitted to vote your Common Shares on matters such as the election of directors, even if the broker or nominee does not receive voting instructions from you.

Directors are elected by a plurality, and the three nominees who receive the most votes will be elected. Abstentions and “broker non-votes” will not affect the outcome of the election.

In respect of all other proposals, to be approved, any such proposal must receive the affirmative vote of a majority of the Common Shares present or represented by proxy and entitled to vote at the Meeting. In determining the outcome of such proposals, abstentions have the effect of a negative vote. “Broker non-votes” will not affect the outcome of any such proposals.

Revocability of Proxies.  Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by either (a) delivering to the Corporate Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or (b) attending the Meeting and voting in person.

Solicitation Expenses.  This solicitation of proxies is made by the Board of Directors and all related costs will be borne by the Company. Proxies may be solicited by certain of our directors, officers and regular employees, without additional compensation, in person, by telephone, facsimile or electronic mail. Except as described above, we do not presently intend to solicit proxies other than by mail. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of Common Shares.

This Proxy Statement contains summaries of certain documents, but you are urged to read the documents themselves for the complete information. The summaries are qualified in their entirety by reference to the complete text of the document. In the event that any of the terms, conditions or other provisions of any such document is inconsistent with or contrary to the description or terms in this Proxy Statement, such document will control. Each of these documents, as well as those documents referenced in this Proxy Statement as being available in print upon request, are available upon request to the Company by following the procedures described under “Additional Information — Annual Report, Financial and Additional Information.”

PROPOSAL 1:

THE ELECTION OF DIRECTORS

Our Amended and Restated Memorandum and Articles of Association, or the Memorandum and Articles of Association, presently provide for not less than one nor more than fifteen directors. The Memorandum and Articles of Association divide the Board of Directors into three classes, with the terms of office of each class of directors ending in different years. We currently expect that over the course of approximately two years the number of our directors will decrease to nine. The current terms of office of Class III directors end at the Meeting. The current terms of office of Classes I and II directors end at the annual general meetings in 2008 and 2009, respectively. Currently Class I and III each have three directors and Class II has four directors.

The nominees for Class III directors are to be voted upon at the Meeting. The Board of Directors has nominated Leroy T. Barnes, Jr., Richard P. Bermingham and Peter Maslen for election as Class III directors to serve three-year terms expiring at the 2010 annual general meeting.

The Company did not receive any shareholder nominations for director.

The persons named as proxies on the accompanying proxy card intend to vote the Common Shares as to which they are granted authority to vote for the election of the nominees listed above. The form of proxy card does not permit shareholders to vote for a greater number of nominees than three. Although the Board of Directors does not know of any reason why any nominee will be unavailable for election, in the event any nominee should be unavailable at the time of the Meeting, the proxies may be voted for a substitute nominee as selected by the Board of Directors.

The table below sets forth information about the three nominees and the directors whose terms of office continue beyond the Meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” MESSRS. LEROY T. BARNES, JR. RICHARD P. BERMINGHAM AND PETER MASLEN.

NOMINEES

		Director
Name and Experience	Class	Since

Leroy T. Barnes, Jr., age 55, is the retired Vice President and Treasurer of PG&E Corporation, a position he held from 2001 to 2005. From 1997 to 2001, Mr. Barnes was Vice President and Treasurer of Gap, Inc. Prior to that, Mr. Barnes held various executive positions with Pacific Telesis Group/SBC Communications. Earlier in his career, Mr. Barnes was a consultant at Deloitte & Touche. Mr. Barnes received his Bachelor’s and Master’s degrees from Stanford University, and his MBA in finance from Stanford Business School. Mr. Barnes is a member of the boards of directors of Longs Drug Stores, Inc., a retail drug store chain, the McClatchy Newspaper Company, Inc., a newspaper and Internet publisher, and Citizens Communications, Inc., a telecommunications-focused company.
	III	2004

		Director
Name and Experience	Class	Since

Richard P. Bermingham, age 67, currently retired, has over 40 years of business experience. Mr. Bermingham was engaged in real estate development and investing activities as a private investor during the past several years. Mr. Bermingham was Chairman of the Board of Bermingham Investment Company from 1997 to present. From 1994 to 1997, Mr. Bermingham was the Vice Chairman of the Board of American Golf. Mr. Bermingham worked for Collins Food International, which was acquired by Sizzler International, Inc., from 1967 to 1994. He served as the Chief Executive Officer and a member of the board of directors of this publicly traded company for the period from 1987 to 1994. Mr. Bermingham currently serves on the boards of EaglePicher Corp., Special Value Expansion Fund, LLC and Interactive Health, Inc., the latter is controlled by J.H. Whitney & Co., LLC or affiliates thereof. Additionally, Mr. Bermingham serves on the Advisory Board of Missouri River Plastics. Mr. Bermingham was a certified public accountant and received his Bachelor of Science from the University of Colorado.
	III	2004
Peter Maslen, age 55, is CEO of Knowledge Universe Education, one of the world’s largest for-profit education companies and is chairman of The HansonMaslen Group, LLC, which he co-founded in 2003. From 1999 to 2003, he served as President of Starbucks Coffee International. Prior to that, he was President of Tricon Restaurants Central Europe, a spin-off from PepsiCo where he held senior management positions in Asia and Europe. Earlier, with Mars, Inc., Mr. Maslen held various leadership roles around the world.	III	2004

CONTINUING DIRECTORS

		Director
Name and Experience	Class	Since

David D. Halbert, age 51, is founder and chairman of Caris, Ltd., a privately-held investment partnership, a position he has held since its inception in 2004. Prior to joining Caris, Ltd., Mr. Halbert was chairman, president and chief executive officer of AdvancePCS, an independent health improvement company that he founded in 1987. Prior to founding AdvancePCS, Mr. Halbert founded Halbert & Associates Inc., an investment company that formed and financed projects and companies in the banking, real estate, energy, and health care fields and still serves as General Partner to the Caris group of companies. Mr. Halbert currently serves as chairman of the board of Caris Diagnostics, Inc. He graduated from Abilene Christian University in 1978 with a bachelor’s degree in business administration.
	II	2006
Colombe M. Nicholas, age 62, has served as a consultant to Financo Global Consulting, the international consulting division of Financo, Inc., since 2002. Prior to joining Financo, Ms. Nicholas served as the President and Chief Executive Officer of The Anne Klein Company from 1996 to 1999. Prior to this she served as the President and Chief Executive Officer of Orr Felt Company, President and Chief Operating Officer of Giorgio Armani Fashion Corp., and President and Chief Executive Officer of Christian Dior New York. Ms. Nicholas currently serves on the boards of Tandy Brand Accessories, Oakley, Inc., and The Mills Corporation. She received a bachelor of arts degree from the University of Dayton and a juris doctorate degree from the University of Cincinnati College of Law, and holds an honorary doctorate in business administration from Bryant College of Rhode Island.
	II	2006
Valeria Rico, age 43, is President and Chief Executive Officer of Lexicon Marketing USA, Inc., a privately-held direct marketer of English-language learning programs to the U.S. Hispanic community. From 1995 to 2004 Ms. Rico served as Lexicon’s Chief Operating Officer, and in 2004 she was appointed to her current position. Prior to that, she was Director of Marketing and Sales at Elico, Inc. Ms. Rico received her degree in law from the Universidad Complutense de Madrid, Spain.	II	2006

		Director
Name and Experience	Class	Since

Leon Waisbein, age 39, has been an independent Herbalife distributor for 16 years. A member of the Chairman’s Club since 1995, Mr. Waisbein has built a successful organization in more than 30 countries. He has been active in training Herbalife distributors around the world, and is a member of various strategy and planning groups for Herbalife. He is Chairman of a charity foundation supporting disabled children and an active volunteer for the Herbalife Family Foundation. He has a bachelor’s degree in life science from Novosibirsk Medical School.	II	2005
Peter M. Castleman, age 50, is the Chairman of our Board of Directors. Mr. Castleman is Chairman and Managing Partner of the investment firm J.H. Whitney & Co., LLC, a position that he has held since 1991. Prior to joining Whitney in 1987, Mr. Castleman was with Morgan Stanley & Co. and prior to that with J.P. Morgan & Co., Inc. Mr. Castleman received his MBA from Harvard Business School and his BA degree from Duke University. He is on the board of a number of private companies.	I	2002
Michael O. Johnson, age 52, is Chief Executive Officer of the Company. Mr. Johnson joined the Company in April 2003 after 17 years with The Walt Disney Company, where he most recently served as President of Walt Disney International, and also served as President of Asia Pacific for The Walt Disney Company and President of Buena Vista Home Entertainment. Mr. Johnson has also previously served as a publisher of Audio Times magazine, and has directed the regional sales efforts of Warner Amex Satellite Entertainment Company for three of its television channels, including MTV, Nickelodeon and The Movie Channel. Mr. Johnson is currently a director of Univision Communications, Inc., a television company serving Spanish-speaking Americans and serves on the board of Loyola High School of Los Angeles. Mr. Johnson received his Bachelor of Arts in Political Science from Western State College.
	I	2003
John Tartol, age 55, has been an independent Herbalife distributor for 25 years and a member of the Chairman’s Club since 2000. He is active in training other Herbalife distributors all over the world and has served on various strategy and planning groups for Herbalife. He is also active on behalf of various charities in his community and worldwide on behalf of the Herbalife Family Foundation. He has a bachelor’s degree in finance from the University of Illinois.	I	2005

THE BOARD OF DIRECTORS

Director Independence

Our Board of Directors has affirmatively determined that Messrs. Barnes, Bermingham, Maslen, Halbert and Mme. Rico and Nicholas are independent directors under section 303A.02 of the New York Stock Exchange, or the NYSE, Listed Company Manual and the Company’s Categorical Standards of Independence, which are attached hereto as Appendix A. The NYSE’s independence guidelines and the Company’s categorical standards include a series of objective tests, such as the director is not an employee of the Company and has not engaged in various types of business dealings involving the Company, which would prevent a director from being independent. The Board of Directors has affirmatively determined that none of the Company’s independent directors had any relationships with the Company.

Board Meetings

The Board of Directors met ten times during fiscal 2006. All Board members attended at least 75% of the aggregate number of Board meetings and applicable committee meetings held while such individuals were serving on the Board of Directors, or such committees, with the exception of Jesse Rogers. Under the Company’s Principles of Corporate Governance, which is available on the Company’s website www.herbalife.com, by following the link through “Investor Relations” to “Corporate Governance,” each director is expected to dedicate sufficient time, energy and attention to ensure the diligent performance of his or her duties, including attending meetings of the shareholders of the Company, the Board of Directors and committees of which he or she is a member. Ten directors and one nominee for director, Ms. Nicholas, attended the 2006 annual general meeting.

It is the policy of the Board of Directors to hold four regularly scheduled meetings, each of which include an executive session of non-management directors without the presence of management. Additional meetings of the Board of Directors and executive sessions of non-management directors may be held from time to time as required. Mr. Peter M. Castleman, the Chairman of the Board of Directors, serves as the presiding director at the executive sessions of non-management directors.

2006 Director Compensation

The table below summarizes the compensation paid by the Company to non-employee directors for the fiscal year ended December 31, 2006.

	Fees
	Earned or
	Paid in		Stock
Name	Cash($)		Awards ($)(1)	Total ($)

David D. Halbert	$52,220		$62,017	$114,237
Colombe M. Nicholas	44,247		37,446	81,693
Valeria Rico	47,220		62,017	109,237
Leroy T. Barnes, Jr.	106,373	(2)	94,772	201,145
Richard P. Bermingham	130,957	(2)	94,772	225,729
Peter Maslen	114,622		94,772	209,394
Peter M. Castleman	50,250		—	50,250
Michael O. Johnson	—		—	—
John Tartol	57,500	(2)	—	57,500
Leon Waisbein	46,000		—	46,000
Ken Diekroeger	23,763		—	23,763
James Fordyce	23,346		—	23,346
Charles Orr	14,333		—	14,333
Jesse Rogers	49,700		—	49,700

(1)	Amounts are calculated based on provisions of Statement of Financial Accounting Standards, or SFAS, No 123R, “Share Based Payments.” See note 9 of the consolidated financial statement of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 regarding assumptions underlying valuation of equity awards.

(2)	Messrs. Barnes, Bermingham and Tartol received $5,000, $10,000 and $7,500, respectively for their work on a special committee.

Effective April 27, 2006, each non-employee director receives $25,000 per year for services as a director, $5,000 for each board committee (an additional $20,000 per year for the Chair of the Audit Committee and Compensation Committee and an additional $10,000 for the Chair of the Nominating and Corporate Governance Committee). In addition, non-employee directors receive (1) $5,000 for each board meeting attended by the director in person or $1,000 per board meeting attended telephonically, (2) $3,500 for each Audit Committee meeting attended either in person or telephonically, and (3) $2,500 for each Compensation and Nominating and Corporate Governance Committee meeting attended either in person or telephonically. Independent directors also annually receive a $100,000 equivalent annual equity grant. Prior to April 27, 2006, each non-employee director annually received $25,000 per year for services as a director, except that the Chair of the Audit Committee received $40,000 and the Chair of all other committees received $30,000, as well as (1) $5,000 for each board meeting attended by the director in person or $1,000 per board meeting attended telephonically, and (2) $2,500 for each committee meeting attended either in person or telephonically. Independent directors also annually received a $100,000 equivalent equity grant. Employee directors do not receive any additional compensation in respect of their service on the Board of Directors or any committee thereof.

The table below summarizes the equity based awards held by the Company’s non-employee directors as of December 31, 2006.

	Options Awards					Stock Awards
			Incentive				Market
	Number of	Number of	Plans:				Value of
	Securities	Securities	Number of			Number of	Shares or
	Underlying	Underlying	Nonvested			Shares or	Units of
	Unexercised	Unexercised	Shares,			Units of	Stock That
	Options	Options	Units or	Option	Option	Stock That	Have Not
	(#)	(#)	Other Rights	Exercise	Expiration	Have Not	Vested (1)
Name	Exercisable	Un-Exercisable	Held (#)	Price ($)	Date	Vested (#)	($)

David D. Halbert	—	—	—	—	—	632	25,381
Colombe M. Nicholas	—	—	—	—	—	608	24,417
Valeria Rico	—	—	—	—	—	632	25,381
Leroy T. Barnes, Jr.	41,666	20,834	—	$14.00	12/15/2014	785	31,526
Richard P. Bermingham	41,666	20,834	—	$14.00	12/15/2014	785	31,526
Peter Maslen	41,666	20,834	—	$14.00	12/15/2014	785	31,526

(1)	The market value was based on NYSE close price of the Common Shares on December 29, 2006 of $40.16.

Effective January 16, 2006, the Company established the Independent Directors Deferred Compensation and Stock Unit Plan, or the Independent Directors Plan, for the award of stock units to Directors and to allow for deferral of compensation realized in connection with such stock units and other director compensation, effective January 15, 2006. The purpose of the plan is to promote the long term financial interest and growth of the Company by attracting and retaining independent directors who can make a substantial contribution to the success of the Company, to motivate and to align the interests with those of the equity holders. The Independent Directors Plan is part of the Herbalife Ltd. 2005 Stock Incentive Plan.

The Company has adopted stock ownership guidelines applicable to each non-employee director. Specifically, each non-employee director is encouraged to acquire and hold a number of Common Shares equal to five times such director’s annual retainer within two years of such director’s appointment or election to the Board of Directors.

Shareholder Communications with the Board of Directors

Shareholders and other parties interested in communicating directly with the Board of Directors, non-management directors as a group or individual directors, including Mr. Castleman in his capacity as the presiding director of executive sessions of non-management directors, may do so by writing to Herbalife Ltd., c/o Corporate Secretary, 1800 Century Park East, Los Angeles, CA 90067, or by email at corpsec@herbalife.com, indicating to whose attention the communication should be directed. Under a process approved by the Board of Directors for handling letters received by the Company and addressed to non-management directors, the Corporate Secretary of the Company reviews all such correspondence and forwards to members of the Audit Committee a summary and/or copies of any such correspondence that, in the opinion of the Corporate Secretary, deal with the functions of the Board of Directors or committees thereof, or that he otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by the Company and addressed to members of the Board of Directors and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Company’s internal audit department and handled in accordance with procedures established by the audit committee with respect to such matters.

Committees of the Board

Our Board of Directors has a standing audit committee, nominating and corporate governance committee, and compensation committee.

Audit Committee

Our audit committee consists of Messrs. Barnes, Bermingham and Maslen, each of whom are independent as discussed above under “— Director Independence.” As required by Rule 303A.07 of the NYSE Listed Company Manual, the Board of Directors has affirmatively determined that each of Messrs. Barnes, Bermingham and Maslen are financially literate, and that Mr. Bermingham is an “audit committee financial expert,” as defined in Item 407(d)(5) of Regulation S-K. Mr. Barnes currently serves on the audit committee of three public companies in addition to that of the Company. As required by Rule 303A.07 of the NYSE Listed Company Manual, the Board of Directors has affirmatively determined that such simultaneous service would not impair his ability to effectively serve on the Company’s audit committee.

The principal duties of the audit committee are as follows:

•	to monitor the integrity of the Company’s financial reporting process and systems of internal controls regarding finance, accounting and reporting;

•	to monitor the independence and performance of the Company’s independent auditors and internal auditing department; and

•	to provide an avenue of communication among the independent auditors, management, the internal auditing department and the Board of Directors.

Our Board of Directors has adopted a written charter for the audit committee which is available on the Company’s website at www.herbalife.com by following the links through “Investor Relations” to “Corporate Governance,” and in print to any shareholder who requests it as set forth under “Additional Information — Annual Report, Financial and Additional Information.” In fiscal 2006, the audit committee met eleven times.

Nominating and Corporate Governance Committee

From January 1, 2006 to March 16, 2006 the nominating and corporate governance committee consisted of Messrs. Castleman, Barnes, Diekroger and Johnson, of whom Mr. Barnes was independent as discussed above under “— Director Independence.” The nominating and corporate governance committee currently consists of Mr. Barnes, Ms. Rico and Ms. Nicholas, each of whom is independent as discussed above under “— Director Independence.” The composition of the nominating and corporate governance committee was changed to comply with the NYSE’s independence rules following the loss of our status as a controlled company, as defined in the NYSE Listed Company Manual.

The principal duties of the nominating and corporate governance committee are as follows:

•	to recommend to our Board of Directors proposed nominees for election to the Board of Directors both at annual general meetings and to fill vacancies that occur between general meetings; and

•	to make recommendations to the Board of Directors regarding the Company’s corporate governance matters and practices.

Working closely with the full Board of Directors, the nominating and corporate governance committee develops criteria for open board positions, taking into account such factors as it deems appropriate, including, among others, the current composition of the Board of Directors, the range of talents, experiences and skills that would best complement those already represented on the Board of Directors, the balance of management and independent directors and the need for financial or other specialized expertise. Applying these criteria, the nominating and corporate governance committee considers candidates for director suggested by its members and other directors, as well by management and shareholders. The nominating and corporate governance committee also retains a third-party executive search firm on an ad-hoc basis to identify and review candidates upon request of the committee from time to time.

Once the nominating and corporate governance committee has identified a prospective nominee, whether the prospective nominee is recommended by a shareholder or otherwise, it makes an initial determination as to whether to conduct a full evaluation. In making this determination, the nominating and corporate governance committee considers the information provided to the committee with the recommendation of the candidate as well as the nominating and corporate governance committee’s own knowledge, supplemented as appropriate by inquiries to third parties. The preliminary determination is based primarily on the need for additional directors and the likelihood that the prospective nominee can satisfy the criteria that the nominating and corporate governance committee has established. If the committee determines, in consultation with the Chairman of the Board of Directors and other directors as appropriate, that additional consideration is warranted, it may request the third-party search firm to gather additional information about the prospective nominee’s background and experience and to report its findings to the nominating and corporate governance committee. The committee then evaluates the prospective nominee against the specific criteria that it has established for the position, as well as the standards and qualifications set out in the Company’s Principles of Corporate Governance, including:

•	business experience and skills;

•	independence;

•	judgment;

•	integrity;

•	the ability to commit sufficient time and attention to board activities; and

•	the absence of potential conflicts with the Company’s interests.

If the nominating and corporate governance committee decides, on the basis of its preliminary review, to proceed with further consideration, the committee members, as well as other directors as appropriate, interview the nominee. After completing this evaluation and interview, the nominating and corporate governance committee makes a recommendation to the full Board of Directors, which makes the final determination whether to nominate the candidate after considering the nominating and corporate governance committee’s report.

A shareholder who wishes to recommend a prospective nominee for the Board of Directors pursuant to the provisions of the Memorandum and Articles of Association should notify the Corporate Secretary in writing with the appropriate supporting materials, as more fully described under “Additional Information — Shareholder Nominations.”

Our Board of Directors has adopted a written charter for the nominating and corporate governance committee, which is available on the Company’s website at www.herbalife.com by following the links through “Investor Relations” to “Corporate Governance” or in print to any shareholder who requests it as set forth under “Additional Information — Annual Report, Financial and Additional Information.” In fiscal 2006, the nominating and corporate governance committee met four times.

Compensation Committee

From January 1, 2006, to March 16, 2006, the compensation committee consisted of Messrs. Rogers, Bermingham, Fordyce and Maslen, of whom Messrs. Bermingham and Maslen were independent as discussed above under “— Director Independence.” The compensation committee currently consists of Messrs. Maslen,

Bermingham and Halbert, each of whom is independent as discussed above under “— Director Independence.” The composition of the compensation committee was changed to comply with the NYSE’s rules with respect to the loss of our status as a controlled company, as defined in the NYSE Listed Company Manual.

The principal duties of the compensation committee are as follows:

•	oversee and approve compensation policies and programs;

•	reviewing and approving corporate goals and objectives relevant to the compensation of the Company’s Chief Executive Officer and other executive officers;

•	evaluating the performance of the Chief Executive Officer and, either as a committee or together with the other independent directors, determining and approving the compensation level for the Chief Executive Officer; and

•	making recommendations to the Board of Directors regarding compensation of other executive officers and certain compensation plans;

•	administer existing incentive compensation plans and equity based plans;

•	oversee regulatory compliance with respect to executive compensation matters;

•	review the compensation of directors.

Our Board of Directors has adopted a written charter for the compensation committee which is available on the Company’s website at www.herbalife.com by following the links through “Investor Relations” to “Corporate Governance” or in print to any shareholder who requests it as set forth under “Additional Information — Annual Report, Financial and Additional Information.” In fiscal 2006, the compensation committee met eight times.

Compensation Committee Interlocks and Insider Participation

From January 1, 2006 to March 16, 2006, the compensation committee consisted of Messrs. James Fordyce, Jesse Rogers, Richard Bermingham, and Peter Maslen. As of March 17, 2006, the compensation committee consisted of Messrs. Richard Bermingham, Peter Maslen and David Halbert. The composition of the committee was changed to comply with the NYSE corporate governance listing standards that became applicable to the Company in connection with the Company’s loss of its status as a “controlled company.”

Mr. James Fordyce, a member of Board of Directors until March 16, 2006, is a managing director of Whitney & Co. LLC, or Whitney. Entities affiliated with Whitney are the general partners of the Whitney-related investment partnerships set forth in the beneficial ownership table included in this proxy statement. These partnerships beneficially own approximately 24.8% of the Company’s Common Shares. The Company has entered into several transactions with entities in which Whitney has an interest, as follows:

•	Whitney holds a 50 percent indirect ownership interest in Shuster Laboratories, Inc., or Shuster, a provider of product testing and formula development for Herbalife. Total purchases by Herbalife from Shuster in 2005 were $32,000. For 2006 there were no purchases.

•	In 2004, Whitney acquired through one of its affiliated companies an ownership interest in TBA Entertainment, or TBA, a provider of creative services to Herbalife. Total amounts for services performed in 2005 and 2006 for Herbalife, were $5.7 million and $1.4 million, respectively, the majority of which were reimbursements of expenses paid to third parties.

•	In January 2005, Whitney, through affiliated companies, acquired Stauber Performance Ingredients, or Stauber, a value-added distributor of bulk nutraceutical ingredients. Direct sales from Stauber to Herbalife in 2005 and 2006 were $1.8 million and $0.3 million, respectively.

PROPOSAL 2:

THE RATIFICATION OF THE APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTANTS

The audit committee has selected KPMG LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2007. Services provided to the Company and its subsidiaries by KPMG LLP in fiscal 2005 and 2006 are described under “— Fees to Independent Registered Public Accountants for Fiscal 2005 and 2006” below. Additional information regarding the audit committee is provided in the Report of the Audit Committee below.

The Company has been advised that representatives of KPMG LLP will be present at the Meeting where they will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

In the event shareholders do not ratify the appointment of KPMG LLP, the appointment will be reconsidered by the audit committee and the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR FISCAL 2007.

Audit Committee Report

The audit committee is responsible for monitoring our financial auditing, accounting and financial reporting processes and our system of internal controls, and selecting the independent public accounting firm on behalf of the Board of Directors. Our management has primary responsibility for our internal controls and reporting process. Our independent registered public accounting firm, KPMG LLP, is responsible for performing an independent audit of our consolidated financial statements, management’s assessment of the effectiveness of our internal control over financial reporting and the effectiveness of our internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing an opinion thereon. In this context, the audit committee met regularly and held discussions with management and KPMG LLP. Management represented to the audit committee that the consolidated financial statements for the fiscal year 2006 were prepared in accordance with U.S. generally accepted accounting principles.

The audit committee hereby reports as follows:

•	The audit committee has reviewed and discussed the audited consolidated financial statements and accompanying management’s discussion and analysis of financial condition and results of operations with our management and KPMG LLP. This discussion included KPMG LLP’s judgments about the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

•	The audit committee also discussed with KPMG LLP the matters required to be discussed by the applicable Statements on Auditing Standards, including SAS No. 61 and No. 90, as amended (Communication with Audit Committees).

•	KPMG LLP also provided to the audit committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the audit committee has discussed with KPMG LLP the accounting firm’s independence. The audit committee also considered whether non-audit services provided by KPMG LLP during the last fiscal year were compatible with maintaining the accounting firm’s independence.

Based on the reviews and discussions referred to above, the audit committee has recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the Securities and Exchange Commission, or the SEC. The audit committee also selected, subject to shareholder ratification, KPMG LLP to serve as our independent registered public accounting firm for the year ending December 31, 2007.

AUDIT COMMITTEE OF
THE BOARD OF DIRECTORS

Richard P. Bermingham, Chairman
Leroy T. Barnes, Jr.
Peter Maslen

Fees to Independent Registered Public Accountants for Fiscal 2005 and 2006

The following services were provided by KPMG LLP during fiscal 2005 and 2006:

	2005	2006

Audit Fees(1)	$2,574,000	$3,012,000
Audit-related fees	—	—
Tax fees(2)	947,000	658,000
All other fees	—	—

Total	$3,521,000	$3,670,000

(1)	Audit fees consist of fees for professional services rendered for the audit of the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K, including the audit of internal controls required by Section 404 of the Sarbanes-Oxley Act of 2002, and the review of financial statements included in the Company’s Quarterly Reports on Form 10-Q, and for services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements.

(2)	Tax fees were billed for the following services: tax compliance and international tax guidance.

Pre-Approval Policy

The audit committee adopted pre-approval policies and procedures for certain audit and non-audit services which the Company’s independent auditors have historically provided. Pursuant to those policies and procedures, the Company’s external auditor cannot be engaged to provide any audit or non-audit services to the Company unless the engagement is pre-approved by the audit committee in compliance with the Sarbanes-Oxley Act of 2002. All audit, audit related, tax and other fees and services described above were pre-approved pursuant to this policy.

PROPOSAL NUMBER 3

APPROVE THE HERBALIFE LTD. EMPLOYEE STOCK PURCHASE PLAN

Introduction

This section provides a summary of the principal terms of the Herbalife Ltd. Employee Stock Purchase Plan, or the ESPP. The complete ESPP is annexed to this proxy statement as Appendix B. For a complete description of the terms of the ESPP, you should read the ESPP.

Reasons for the Employee Stock Purchase Plan

Herbalife’s shareholders are being asked to approve the Herbalife Ltd. Employee Stock Purchase Plan. The ESPP is intended to provide eligible employees of Herbalife with an opportunity to participate in Herbalife’s success by permitting them to acquire a stock ownership interest in Herbalife through periodic payroll deductions that will be applied towards the purchase of Herbalife Common Shares at a discount from the market price. The Board of Directors adopted the ESPP on March 15, 2007, subject to shareholder approval.

The following is a summary of the principal features of the ESPP. This summary, however, does not purport to be a complete description of all the provisions of the ESPP.

Summary

The following is a summary of key ESPP provisions:

Effective Date:	Subject to shareholder approval, the date of such approval (anticipated to be April 26, 2007).
Shares Authorized:	If approved, 1,000,000 Common Shares will be authorized and reserved for issuance under the ESPP.
Offering Period:	Six (6) months, or such other period as determined by the compensation committee of the Board, not to exceed twenty-seven (27) months. The first Offering Period shall begin after shareholder approval of the ESPP.
Purchase Price:	Employees participating in the ESPP may purchase a Common Share at eighty-five percent (85%) of the fair market value of a Common Share on the last day of the Offering Period, unless the ESPP’s administration specifies a different purchase price prior to the commencement of the Offering Period.
Participation Limits:	An employee’s right to purchase Common Shares under the ESPP may not accrue at a rate which exceeds $25,000 per year of the fair market value of Common Shares.
Amendment and Termination:	No amendment, suspension or termination shall be effective without shareholder approval if such approval is required by law or under NYSE rules.
No amendments to, or termination of, the ESPP shall in any way impair the rights of a participant under any options previously granted without such participant’s consent.

Other Material Features of the ESPP

Eligibility.  All regular employees of Herbalife who work more than twenty hours per week and more than five months in any calendar year, and who have completed at least sixty (60) days of continuous employment with Herbalife on or before the first day of the applicable Offering Period will be eligible to participate in the ESPP. However, an employee will not be eligible to participate if, as a result of participating, that employee would hold five percent (5%) or more of the total combined voting power or value of all classes of stock of Herbalife or of any subsidiary. As of the beginning of March, 2007, approximately 3,700 employees, including 14 executive officers, would be eligible to participate in the ESPP.

Administration.  The administration of the ESPP is overseen by the compensation committee of the Board. The compensation committee shall have full power and authority to adopt rules and regulations to administer the plan, to interpret the provisions of the ESPP, and subject to the express terms of the ESPP, to establish the terms of offerings under the ESPP. The decisions of the compensation committee are final and binding on all participants. All costs and expenses incurred in plan administration will be paid by Herbalife without charge to participants.

Payroll Deductions and Stock Purchases.  Eligible employees of Herbalife may elect to participate in the ESPP by giving notice to Herbalife, which notice shall instruct Herbalife to withhold a specified percentage of the employee’s base salary (in any multiple of 1% up to a maximum of 10%) on each pay period during the Offering Period. On the last business day of an Offering Period, the withheld salary will be used to purchase Common Shares at the Purchase Price. For purposes of the ESPP, fair market value per share as of a particular date shall mean the closing price of a Common Share as reported on the NYSE on that date (or if there were no reported prices on such date, on the last preceding date on which the prices were reported). If, on the last day of an Offering Period, the number of Common Shares to be purchased by all participants exceeds the number of shares then available for purchase under the ESPP, the compensation committee will make a pro rata allocation of the shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable. The closing price of a Common Share on the NYSE on March 9, 2007 was $37.75.

Termination of Participation.  A participant may stop contributions to the ESPP at any time and his or her accumulated payroll deductions will, at the participant’s election, either be promptly refunded if notice was received by the compensation committee at least thirty (30) days before the end of an Option Period, or applied to the purchase of Common Shares on the next scheduled purchase date. The participant’s purchase right will immediately terminate upon his or her cessation of employment for any reason. Any payroll deductions that the participant may have made for the purchase period in which such cessation of employment occurs will be refunded and will not be applied to the purchase of Common Shares.

Transferability.  No purchase rights will be assignable or transferable by the participant, except by will or the laws of inheritance following a participant’s death.

Sub-Plans.  The compensation committee may adopt rules, procedures or sub-plans applicable to particular subsidiaries or employees in particular locations that allow for participation in the ESPP in a manner that may not comply with the requirements of Section 423 of the Internal Revenue Code, or the Code.

U.S. Federal Income Tax Consequences.  The following is a brief description of Herbalife’s understanding of the federal income tax consequences to Herbalife and participants subject to U.S. taxation with respect to participation in the ESPP. This description may be inapplicable if such laws and regulations are changed. This summary is not intended to be exhaustive or constitute tax advice and does not address any state, local or foreign tax consequences.

The ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code. Under such an arrangement, no taxable income will be recognized by a participant, and no deductions will be allowable to Herbalife, upon either the grant or the exercise of the purchase rights. Taxable income will not be recognized until either there is a sale or other disposition of the shares acquired under the ESPP or in the event the participant should die while still owning the purchased shares.

If a participant sells or otherwise disposes of the purchased shares within two (2) years after his or her entry date into the purchase period in which such shares were acquired or within one (1) year after the actual purchase date of those shares, then the participant will recognize ordinary income in the year of sale or disposition equal to the amount by which the closing selling price of the shares on the purchase date exceeded the purchase price paid for those shares, and Herbalife will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal in amount to such excess. The participant also will recognize a capital gain to the extent the amount realized upon the sale of the shares exceeds the sum of the aggregate purchase price for those shares and the ordinary income recognized in connection with their acquisition.

If a participant sells or disposes of the purchased shares more than two (2) years after his or her entry date into the purchase period in which the shares were acquired and more than one (1) year after the actual purchase date of those shares, the participant will recognize ordinary income in the year of sale or disposition equal to the lesser of (i) the amount by which the closing sales price of the shares on the sale or disposition date exceeded the purchase price paid for those shares or (ii) fifteen percent (15%) (or such lesser discount as established by the compensation committee for the purpose period) of the closing selling price of the shares on the participants entry date into the purchase period in which those shares were acquired. Any additional gain upon the sale or disposition of the purchased shares will be taxed as a long-term capital gain. Herbalife will not be entitled to an income tax deduction with respect to such disposition.

If a participant still owns the purchased shares at the time of death, his or her estate will recognize ordinary income in the year of death equal to the lesser of (i) the amount by which the closing selling price of the shares on the date of death exceeds the purchase price or (ii) fifteen percent (15%) (or such lesser discount as established by the compensation committee for the purpose period) of the closing selling price of the shares on the participant’s entry date into the purchase period in which those shares were acquired.

New Plan Benefits.  Because benefits under the ESPP will depend on employees’ elections to participate and the fair market value of Herbalife’s Common Shares at various future dates, it is not possible to determine the benefits that will be received by executive officers and other employees if the ESPP is approved by the shareholders. Non-employee directors are not eligible to participate in the ESPP.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE ESPP.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis describes the material elements of the compensation and benefit programs for our executive officers identified in the Summary Compensation Table, or the Named Executive Officers. The compensation committee of the Board of Directors has responsibility for establishing, developing and implementing such programs. Compensation and employment agreements for our Chief Executive Officer, Michael O. Johnson, are recommended by the compensation committee and approved by the independent members of our Board of Directors.

How Compensation is Established

The compensation committee approves the compensation and benefits programs for our Named Executive Officers with input from management and the compensation committee’s compensation consultant. With respect to Mr. Johnson’s compensation, the compensation committee develops its recommendations with the assistance of its compensation consultant. Mr. Johnson makes recommendations to the compensation committee regarding the pay of the other Named Executives Officers. Recommendations regarding Mr. Johnson’s compensation are developed by the compensation committee and presented to the independent members of the Board of Directors for final approval. Our intent is to design and operate compensation and benefits programs, which will successfully attract, motivate and retain our key employees. To achieve this intent, we will periodically modify these programs to ensure that our ability to attract, motivate and retain our executive talent remains competitive. We do monitor the status of our long term incentive plans for Named Executive Officers to enhance our ability to retain this talent. The compensation committee believes that if these programs are not effective in retaining our talent it could have an adverse effect on our business.

Independent Compensation Consultant

The compensation committee has retained Frederic W. Cook & Co., a nationally recognized compensation consulting firm, to assist the compensation committee in evaluating executive compensation programs and in setting executive officers’ compensation. The use of an independent consultant provides additional assurance that our executive compensation programs are reasonable and consistent with our objectives (as described in more detail below). The consultant reports directly to the compensation committee. The consultant regularly participates in compensation committee meetings and advises the compensation committee with respect to compensation trends and best practices, plan design, and the reasonableness of individual compensation awards by providing competitive comparison data.

Overall Objectives of Executive Compensation Program

The purpose of our compensation programs for the Named Executive Officers is to attract, motivate and retain highly qualified individuals with the necessary skills to achieve our strategic goals and objectives. To do so, we provide a mix of cash and equity-based compensation (as further described below) that the compensation committee believes is appropriate to motivate our Named Executive Officers and align their interests with those of our shareholders.

Since our initial public offering in December 2004, the compensation committee’s focus has been on continuing the assembly of a highly qualified management team to further the achievement of our growth and profitability goals. As such, our compensation programs have been influenced by labor market demands for recruiting experienced executives, frequently from outside our industry, with an appropriate balance between recognizing performance and risks. Our compensation program design and the resulting financial performance of our company has generally resulted in “total direct compensation” (which is comprised of base salary, annual bonus and long-term equity-based compensation) levels for the Named Executive Officers in the top quartile of competitive practice for similar corporations.

It is the compensation committee’s intent to emphasize performance-based compensation, which should vary based on corporate and individual performance. The compensation committee also emphasizes equity-based compensation in order to better align the interests of the Named Executive Officers with the interests of shareholders.

Our executive compensation program is based on the following underlying principles:

•	Compensation plans and payouts should be aligned with the achievement of our strategic business goals;

•	Compensation plans should align the interests of our Named Executive Officers with shareholder’s interests;

•	Compensation programs should assist Herbalife in attracting and retaining highly qualified executives and engaging our Named Executive Officers in supporting our independent distributors and our overall corporate philosophy of “changing people’s lives;” and

•	Compensation programs should reinforce behaviors among our Named Executive Officers that demonstrate our adherence to our corporate Vision, Mission & Values statement.

Competitive Benchmarking

The compensation committee targets total direct compensation for the Named Executive Officers at the 75th percentile as compared to the Herbalife Peer Group (described in more detail below), with the opportunity to earn top-quartile pay for superior performance and with commensurate downside risk for underachievement. The actual target total direct compensation for each Named Executive Officer selected by the compensation committee may be above or below the 75th percentile reflecting the executive’s level in the organization, overall individual contribution, scope of responsibilities and level of experience. These factors are described in more detail below.

Each year the compensation committee assesses the competitiveness of each Named Executive Officer’s target total direct compensation. For 2006 our study was prepared by Frederic W. Cook & Co. The analysis contains competitive comparisons with respect to compensation program design and pay levels as compared to a direct peer group (the Herbalife Peer Group) as well as general-industry pay surveys (the Hewitt survey size-adjusted based upon revenue of $2 billion and the Towers Perrin survey for corporations with revenue between $1 billion and $3 billion). For 2006, the Herbalife Peer Group was comprised of 19 corporations, which are either business competitors or corporations with which we compete for employees at the Named Executive Officer level, and which are similar in size to Herbalife, as measured by revenue and market capitalization. At the time of the study, revenue for the corporations in the Herbalife Peer Group ranged from $955 million to $8.4 billion and market capitalization for such corporations ranged from $462 million to $16.2 billion.

The compensation committee reviews and makes adjustments to the corporations that comprise the Herbalife Peer Group annually. During 2006, the compensation committee authorized a change in the composition of our peer group. The change was intended to ensure that the Herbalife Peer Group adequately represents companies that compete within the same industry as Herbalife with comparative compensation philosophies and practices, and companies of similar size that are located in geographic regions similar to Herbalife.

The table presents the former Herbalife Peer Group list and the amended Herbalife Peer Group list that was adopted and implemented in August 2006:

Prior to August 2006	Since August 2006

(20 Companies)	(19 Companies)
• Alberto-Culver Company	• Alberto-Culver Company
• Avon Products, Inc.	• Avon Products, Inc.
• Blyth, Inc.	• Church & Dwight Co., Inc.
• Church & Dwight Co., Inc.	• Corn Products International, Inc.
• Chattem, Inc.	• Del Monte Corporation
• Elizabeth Arden, Inc.	• Elizabeth Arden, Inc.
• Estee Lauder Inc.	• Energizer Holdings, Inc.
• Forest Laboratories, Inc.	• Estee Lauder Inc.
• Hain Celestial Group, Inc.	• Flowers Foods, Inc.
• International Flavors & Fragrances Inc.	• Forest Laboratories, Inc.
• Inverness Medical Innovations, Inc.	• International Flavors & Fragrances Inc.
• Mannatech Incorporated	• McCormick and Company, Inc.
• NBTY Inc.	• NBTY Inc.
• Nature’s Sunshine, Inc.	• Nu Skin Enterprises Inc.
• Nu Skin Enterprises Inc.	• Perrigo Company
• Perrigo Company	• Revlon, Inc.
• Revlon, Inc.	• The J.M. Smucker Company
• Tupperware Brands Corporation	• Tupperware Brands Corporation
• USANA Health Sciences, Inc.	• Weight Watchers International, Inc.
• Weight Watchers International, Inc.

Internal Equity

In addition to data relating to our compensation peer group, the compensation committee uses internal pay equity to establish pay levels for the Named Executive Officers. We believe that internal pay equity fosters a one-team approach that contributes to corporate success. To achieve this, the compensation committee has developed an executive grading structure. Each executive is assigned to a particular grade based on their relative responsibilities within Herbalife. This structure is then used as a guideline by the compensation committee for making pay decisions based on the premise that executives with similar responsibilities should have similar compensation opportunities. For 2006, Mr. Johnson was placed in salary grade 1, Mr. Probert was placed in salary grade 2 and the other Named Executive Officers were placed in salary grade 3.

Pay Elements

The primary purpose of the compensation and benefits programs for our Named Executive Officers is to attract, retain and motivate the highly qualified individuals who will demonstrate the behaviors necessary to enable Herbalife to succeed in its mission:

•	Total direct compensation, consisting of:

•	Base salary designed to attract and retain employees over time;

•	Annual cash incentive compensation designed to focus the Named Executive Officers on annual operating achievement that promotes long-term shareholder growth; and

•	Long-term equity incentive compensation (including stock appreciation rights and restricted stock units) designed to retain our Named Executive Officers and to align the interests of our Named Executive Officers with the interests of shareholders.

•	Other compensation and benefits designed to attract and retain employees, consisting of:

•	Participation in broad-based and executive-level welfare benefit plans;

•	Participation in tax-qualified and nonqualified deferred compensation plans; and

•	Executive perquisites.

•	Severance arrangements are designed to facilitate our ability to attract and retain executives at the Named Executive Officer level as Herbalife competes for talented employees in a marketplace where such protections are commonly offered for individuals at this level.

•	Change in control arrangements are provided to attract and retain executives at the Named Executive Officer level and to focus our Named Executive Officers on shareholder interests when considering strategic alternatives.

Mix of Compensation Elements

Our compensation program for Named Executive Officers is designed to be weighted toward variable (at-risk) rewards and long term equity incentive compensation to drive our Named Executive Officers towards achieving our long-term strategic and financial performance objectives. However, the compensation committee does not target a specified mix of compensation elements. Consistent with our strategic direction, in 2006, we implemented a more aggressive performance incentive compensation program for all management employees, including the Named Executive Officers. Financial performance goals for the Named Executive Officers are developed at the beginning of each year (as discussed in more detail below).

Base Salaries

Named Executive Officer base salaries are a guaranteed element of the executive’s annual compensation. Base salaries are determined through the competitive benchmarking review described above. Base salaries for Named Executive Officers are reviewed each November in preparation for the upcoming fiscal year. Following the review period, our Chief Executive Officer is provided the opportunity to propose to the compensation committee changes in the base salaries for each of the other Named Executive Officers. During this review, the compensation committee, separately and without the involvement of the Chief Executive Officer, reviews and, to the extent it determines appropriate, proposes changes to the Chief Executive Officer’s base salary to the independent members of the Board of Directors.

For 2006, the compensation committee targeted base salaries for each Named Executive Officer in the top-quartile of the Herbalife Peer Group as compared to base salaries for executives in comparable positions to attract and retain experienced and seasoned executives. The following table summarizes adjustments (if any) made to base salaries for the Named Executive Officers during 2006 to achieve this target:

Named Executive Officer	Base Pay

Michael O. Johnson	Unchanged
Gregory Probert	Unchanged
Richard Goudis	Increased by 5% to $525,000, effective January 1, 2006
Brett Chapman	Increased by 5% to $500,000, effective January 1, 2006
Paul Noack	Increased by 5% to $420,000, effective January 1, 2006
Increased by 7% to $450,000, effective April 3, 2006

As noted above, Mr. Noack’s base salary was increased twice during 2006. The first increase was based upon the compensation committee’s annual review of Named Executive Officer base salaries. The second increase was made at the time of and with respect to the changes in Mr. Noack’s duties and responsibilities in April 2006.

Annual Incentive Awards

General

All annual cash-based incentive compensation for our Named Executive Officers is paid under our shareholder-approved Executive Incentive Plan. Under this plan, the compensation committee approves performance criteria for each of our Named Executive Officers for each year no later than March 31 of each such year. Following the end of each year, the compensation committee evaluates corporate and, if applicable, individual performance with respect to the performance criteria and determines and certifies the annual bonus payable to each Named Executive Officer based on this performance; provided, however, with respect to Mr. Noack, but not the other Named Executive Officers, the compensation committee retains the discretion to reduce the actual bonus payout based upon the Chief Executive Officer’s overall qualitative review with the compensation committee of Mr. Noack’s performance during the year. Pursuant to the employment agreements between Herbalife and the Named Executive Officers other than Mr. Noack, the annual bonus payable to each executive must be the full amount certified as earned by the compensation committee based upon actual performance as compared to relevant performance criteria.

Targets and Determination

For 2006, annual target incentive bonus opportunities for the Named Executive Officers were based upon job responsibilities, and the study of comparable positions and award levels within the Herbalife Peer Group. The compensation committee intended for annual incentive compensation payable upon achievement at the “target” level to result in total direct compensation at the 75th percentile as compared to the Herbalife Peer Group and for achievement at the “stretch” and “aspirational” levels to result in upper quartile payouts at year end as compared to the Herbalife Peer Group.

For 2006, the compensation committee approved significant changes in the potential annual incentive awards payable to our Named Executive Officers. These changes that were implemented further motivate our Named Executive Officers to sustain Herbalife’s high performance with respect to annual financial goals and reward the Named Executive Officers for achieving higher levels of performance. Prior to 2006, potential payouts under our annual incentive compensation programs provided for payouts beginning at 80% of target performance and increasing to 100% target and beyond. For 2006, the compensation committee eliminated for the Named Executive Officers, other than Mr. Johnson, bonus payouts at performance levels below 100% of target.

For 2006, the compensation committee established a performance goal for each of our Named Executive Officers that was based upon our earnings per share, or EPS. The compensation committee believes that EPS is the most appropriate composite financial measure of overall corporate performance and further aligns the interests of our Named Executive Officers’ interests with those of our shareholders. Achievement of the 100% target level for the EPS goal for 2006 would equal our budgeted earnings per share for the year. Budgeted EPS is built from the “bottom up” based on input from the regions and individual markets as to actual business trends, expected growth trends for the industry in that region, trends of specific distributor methods of operation within that country and the risks and opportunities of achieving the forecasted revenue and expense levels. Historically, since our initial public offering, budgeted EPS for each year has represented a substantial increase over the prior year EPS, presenting a significant challenge to the senior management team to continue improving the Company’s revenue and earnings on a year-over-year basis to achieve the budgeted target. The budgeted EPS target for 2006 was $1.81 per share, which amount represented a 19.1% increase over our EPS for the preceding fiscal year (adjusted for certain one-time items), and exceeds the expected EPS growth rates for our industry and our business and financial competitors.

The following table describes the potential annual incentive bonus awards for our Named Executive Officers based upon specified levels of performance:

	Award Payout (Expressed as a Percentage of Base Salary)
	at Various Company Performance Levels (Expressed as % of Target EPS Goal)
Named Executive	80%*	100%	104%	108%	115%	121%	129%

Michael O. Johnson (regular)	28.125%	112.50%	112.50%	131.25%	150.00%	150.00%	150.00%
Michael O. Johnson (alternative)	9.375%	37.50%	37.50%	43.75%	50.00%	50.00%	50.00%
Gregory L. Probert	0	100%	150%	170%	180%	190%	200%
Richard P. Goudis	0	50%	75%	95%	110%	125%	140%
Brett R. Chapman	0	50%	75%	95%	110%	125%	140%
Paul Noack	0	50%	75%	95%	110%	125%	140%

*	In addition to the figures shown in this table, in 2006 Mr. Johnson (but none of the other Named Executive Officers) would have received an annual bonus payout (including both the regular and alternative bonus target) equal 56.3% of his base salary for achievement of between 85% and 90% of the EPS target. For achievement between 90% and 95% of the EPS target, Mr. Johnson would have received a total annual bonus equal to 75% of his base salary. For achievement between 95% and 100% of the EPS target, Mr. Johnson would have received a total annual bonus equal to 112.5% of his base salary. As described above, none of the Named Executive Officers other than Mr. Johnson were entitled to an annual bonus payout if we did not achieve the 100% EPS target.

Pursuant to his employment agreement, Mr. Johnson’s annual incentive award is composed of two annual incentive programs, although the goals under both the regular and the alternative performance targets have been identical to each other and to the goals established for each of the other Named Executive Officers in order to foster a one team ideal and to ensure that all of our Named Executive Officers are driving towards the same objectives. Each year the compensation committee has the opportunity to recommend to the independent members of the Board of Directors changes to the alternative performance criteria to reflect additional and alternative goals and objectives for the then current fiscal year.

We do not currently have a policy requiring a fixed course of action with respect to compensation adjustments following later restatements of financial performance targets. Under those circumstances, the compensation committee would evaluate whether such adjustments are appropriate based upon the facts and circumstances surrounding the restatement and the existing laws.

Additional Discretionary Bonuses Paid in 2006

In addition to the performance-based bonuses paid to Messrs. Probert, Goudis and Chapman in 2006, each executive also received a lump-sum discretionary cash bonus in connection with the execution of their amended employment agreements. This one-time payment was intended to compensate the executives for the difference between their actual rate of pay and the increased rates of pay that had been verbally communicated to each executive in August 2005 (which rates, for Mr. Goudis and Mr. Chapman, were then increased again effective January 1, 2006). The amount of this one-time payment was $43,077 for Mr. Probert, $15,385 for Mr. Goudis, and $24,625 for Mr. Chapman. The compensation committee authorized this supplementary compensation to the executives in the spirit of fairness and as an inducement to finalize their amended employment agreements.

Long Term Incentive Awards

Long-term equity-based awards were provided to Named Executive Officers in 2006 under our 2005 Stock Incentive Plan. Award levels are based on current job responsibilities, potential for their long term contribution to Herbalife, and prior award history, as well as the competitive benchmarking process described above. The compensation committee believes these incentives foster the long-term perspective necessary for continued growth and success. Our long-term incentives are designed to ensure our Named Executive Officers are dedicated to and focused on growing shareholder value and to better align their interests with the interests of our shareholders.

During 2006, we awarded two forms of long term incentives — stock-settled stock appreciation rights (SARs) and time-vested restricted stock units (RSUs). SARs represented 70% of the total long-term incentive opportunity and RSUs represented 30%. SARs provide an opportunity for Named Executive Officers to earn additional compensation if our share price increases and the Named Executive Officers remain employed by Herbalife during the period required for the options to vest. RSUs align the interests of Named Executive Officers with the interests of shareholders through stock ownership, increase the reward to the Named Executive Officers when our share price increases, and serve as a retention tool for the Named Executive Officers. These awards were also selected in part because their value is fixed at the date of grant under FAS 123R.

Our approach toward establishing long-term equity-based incentive compensation grant levels was to first establish a target dollar amount for the equity-based compensation awards to be made to each Named Executive Officer based upon competitive grant levels (as determined by reference to the Herbalife Peer Group study), the scope of each executive’s responsibility, each executive’s individual contribution to Herbalife’s success, and the level of prior awards granted to the executive. Using this target value, the compensation committee, with the assistance of its consultant, used a Black-Scholes pricing model to translate the dollar valuation into a blend of 70% SARs and 30% RSUs. In determining the actual number of shares subject to each award in 2006, a premium was placed on RSUs given the relative value of an RSU compared to an SAR, which resulted in one RSU equaling the value of four SARs.

The base price for the SARs equaled 100% of the per share fair market value (closing sales price) of our common shares on the grant dates. The SARs have a ten-year term and vest based upon continued employment in quarterly installments over five years from the vesting commencement date. The RSUs awarded to the Named Executive Officers vest over a three-year period based upon continued employment, one-third per year on each anniversary of the vesting commencement date. Dividend equivalents are paid with respect to vested and unvested RSUs, however, Herbalife does not currently pay a regular dividend to shareholders.

Supplemental Equity Grants

Supplemental equity awards were also made during 2006 to three of our Named Executive Officers as an additional retention incentive, and these awards were contingent upon finalization of amended employment agreements during 2006. These executives received RSU awards in the following amounts: Mr. Probert (21,000); Mr. Goudis (15,000) and Mr. Chapman (3,000). The awards vest over three years, however, the compensation committee determined, as part of the negotiation of the amended employment agreements, to give the executives vesting credit for the period of time during which the employment agreements were negotiated and thus the three-year vesting schedule was measured assuming a vesting commencement date in June of 2005.

In addition, during 2006, the compensation committee upon recommendation of our Chief Executive Officer approved a special award of SARs (130,000) and RSUs (20,000) to Mr. Noack, our Chief Strategic Officer, as an additional retention incentive and recognition of his increased duties and responsibilities that commenced in 2006.

Summary of Mix of Compensation Elements for 2006

As a result the specific compensation information and decisions described above and consistent with the compensation committee’s guiding principles as described above, the resulting mix of compensation elements provided to our Named Executive Officers for 2006 evidenced a balance between annual and long-term compensation elements and a weighting towards more variable (rather than fixed) compensation elements. The compensation committee views the annual vs. long term mix of compensation as appropriate in balancing the short and long term decision making focus of our Named Executives. The compensation committee views the mix of fixed vs. variable compensation as consistent with managing a high growth company. The following table sets forth the actual mix of compensation elements provided to each of our Named Executive Officers in 2006:

	Proportional Mix of		Proportional Mix of
	Annual vs. Long-term		Fixed vs. Variable
	Annual(1)	Long-Term(2)	Fixed(3)	Variable(4)

Michael O. Johnson	56%	44%	27%	73%
Gregory Probert	46%	54%	37%	63%
Richard Goudis	52%	48%	51%	49%
Brett Chapman	60%	40%	43%	57%
Paul Noack(5)	21%	79%	29%	71%

(1)	For purposes of this table annual compensation includes base salary and annual bonus payouts.

(2)	For purposes of this table long-term compensation is comprised of equity-based compensation awards granted in 2006.

(3)	For purposes of this table fixed compensation includes base salary and restricted stock unit awards (i.e., compensation elements that are earned solely by continued employment over a specified period of time).

(4)	For purposes of this table variable compensation includes annual bonus payouts and stock appreciation right awards (i.e., compensation elements that we consider to be at-risk based upon corporate performance).

(5)	With respect to Mr. Noack, in 2006 his compensation was weighted more heavily towards long-term compensation as a result of the supplemental equity awards granted to Mr. Noack in respect of the increase in his responsibilities in 2006.

Equity Award Grant Policy

In 2006, the annual grant of SARs and RSUs to the Named Executive Officers and other executives was made in March 2006 at a meeting of the compensation committee. The Company generally conducts its annual grant award process during the same time frame each year. The Company is reviewing the feasibility of setting a defined date for the purpose of authorizing stock awards for the annual award process. We currently operate a monthly grant approval process where awards are authorized for new hires, certain selected retention situations, and to newly promoted executives. All equity compensation awards to our Named Executive Officers and other executives are granted based on our equity grant policy, which was approved by the compensation committee. The policy provides that the exercise price of all stock options or stock appreciation rights granted to executives will be established as the closing stock price on the date the awards are granted.

Hedging

The Company currently has a policy that prohibits executives from entering into hedging transactions that would operate to lock-in the value of their equity compensation awards at specified levels.

Stock Ownership Guidelines

Aligning interests between officers and shareholders is a major component of our compensation philosophy. A significant portion of each Named Executive Officer’s compensation is paid in form of equity-based incentive compensation awards. The compensation committee believes this is an appropriate and beneficial condition for alignment purposes and is an incentive for long term achievement and individual retention.

In addition to our existing equity programs as described above, the compensation committee is considering the adoption of guidelines that will require Named Executive Officers to own and hold our common shares in an amount representing a yet-to-be-determined multiple of the executive’s base salary.

Benefits and Perquisites

U.S.-based employees, including the Named Executive Officers participate in a variety of savings, health and welfare, and paid time-off benefits designed to enable Herbalife to attract and retain its workforce in a competitive marketplace. Health and welfare and paid time-off benefits help ensure that Herbalife has a productive and focused workforce through reliable and competitive health and other benefits. Savings plans help employees, especially long-service employees, save and prepare financially for retirement.

In addition, our Named Executive Officers are eligible to participate in welfare benefit programs we offer in general to our executive officers. These benefits are as follows:

•	Executive Health Benefits — We value executive health and strive to support a healthy lifestyle among our Named Executive Officers. As such we provide the following executive-level welfare benefits:

•	Executive Medical Reimbursement — We provide certain senior executives with a supplemental reimbursement program to our existing medical insurance program. These reimbursement payments can be used to pay for deductibles, co-pays, and pharmacy expenses not covered by our medical insurance plan. The maximum supplemental reimbursement under this plan is $6,000 per executive per year. We also provide our executives with a gross-up payment for all income and employment taxes incurred in connection with this benefit.

•	Executive Physical — We provide our executives with an annual health screening evaluation. We have arranged services with the Executive Health Department at UCLA, although this program allows executives to use other qualified medical practitioners for the annual health screening. The services are voluntary and confidential. We provide for a reimbursement of up to $2,000 annually for each executive under this program.

•	Executive Wellness — We provide a $2,000 annual benefit to executives for the purchase of fitness training equipment, personal training services and other reasonable products or services that support physical conditioning. We also provide our executives with a gross-up payment for FICA taxes incurred in connection with this benefit.

•	Financial Planning — We reimburse our Named Executive Officers for financial counseling and tax preparation. This benefit is intended to encourage executives to engage knowledgeable experts to assist with personal financial and tax planning, which we believe benefits Herbalife. The benefit for Mr. Johnson is up to $20,000 per year; the other Named Executive Officers receive a benefit of up to $15,000 per year.

•	Personal Use of Aircraft — The compensation committee has approved the use of chartered aircraft by Mr. Johnson (Herbalife does not lease or own an aircraft). The benefit provides better security for Mr. Johnson and allows him to devote additional time to Herbalife business. The compensation committee has also approved limited personal use of such chartered aircraft as directed below.

•	Mr. Johnson’s spouse and other guests may accompany him in which case the personal use of the aircraft is considered a personal benefit to the executive.

•	When company-paid chartered aircraft is used, the amount of personal use as included in the Summary Compensation Table is based on the proportionate per-hour cost to Herbalife based on the flight time flown from origination to destination.

•	This benefit generally is taxable to Mr. Johnson based on existing IRS rules. We provide Mr. Johnson with a gross-up payment for all income and employment taxes incurred in connection with this benefit.

A policy was adopted by the compensation committee in 2007 to formalize the procedures for approvals of the use of private aircraft.

•	Retirement benefits — Our Named Executive Officers participate in our tax-qualified 401(k) Plan and our Senior Executive Deferred Compensation Plan described in more detail below under Non qualified Deferred Compensation Plans on page 40. We maintain these plans for the purposes of providing a competitive benefit, allowing Named Executive Officers an opportunity to defer compensation to encourage our Named Executive Officers to save for retirement.

Employment Agreements

The current employment agreement between Herbalife and Mr. Johnson was entered into prior to our initial public offering in December 2004. During 2006, each of our Named Executive Officers was party to employment agreements with Herbalife. Those agreements establish the terms and conditions for the employment relationship each executive has with Herbalife and specifies compensation, executive benefits, severance provisions, change in control provisions, preservation of confidential and proprietary information, non-solicitation, non-disparagement, and other conditions. The compensation committee periodically reviews the competitiveness of its severance and change in control arrangements as and when the employment agreements with our Named Executive Officers near the end of their stated terms. In 2005, the compensation committee’s compensation consultant engaged in an in-depth competitive analysis of the employment agreements between Herbalife and Messrs. Probert, Goudis and Chapman, which formed the basis of the amended employment agreements entered into with those executives in 2006.

Severance Arrangements

Separation benefits described below provide benefits to ease a Named Executive Officers’ transition due to an unexpected employment termination by Herbalife due to on-going changes in our employment needs.

The Named Executive Officers are eligible for the benefits and payments if their employment terminates for various reasons or as a result of a change in control of Herbalife. Separation benefits include cash payments and other benefits in an amount Herbalife believes is appropriate, taking into account the time it is expected to take a separated executive to find another job. Separation benefits are intended to ease the consequences to the executive of an unexpected termination of employment. We benefit by requiring a general release, non-compete and non-solicitation provisions in connection with the individual separation agreements.

We consider it likely that it will take more time for higher-level employees to find new employment commensurate with their prior experience, and therefore senior management generally are paid severance for a longer period. Additional payments may be approved by the compensation committee in some circumstances as a result of negotiation with executives, especially where Herbalife desires particular non-disparagement, cooperation with litigation, non-competition and non-solicitation terms.

The employment agreements for each executive specifically details various provisions for benefits and cash payments in the event of a separation. Generally, these agreements specify conditions and benefits within the following categories: death, disability, termination by Herbalife for cause; termination by executive without good reason; termination by the executive with good reason and termination by Herbalife without cause.

Other Change in Control Arrangements

We also have change in control provisions in the equity compensation awards granted to four of our Named Executive Officers, Messrs. Johnson, Probert, Goudis and Chapman. In general, these arrangements provide for benefits upon a termination of the Named Executive Officer’s employment in connection with a change in control, although a portion of the benefits are triggered solely upon the occurrence of a change in control of Herbalife. These arrangements are intended to preserve morale and productivity and encourage retention in the face of the disruptive impact of a change in control of Herbalife. In addition, change in control benefits encourage our Named Executive Officers to remain focused on our business and the interests of our shareholders when considering strategic alternatives. Based on a competitive analysis of the change in control arrangements maintained by the corporations in the Herbalife Peer Group, the compensation committee believes that these benefits are customary among the Herbalife Peer Group for executives in similar positions as the Named Executive Officers.

Please refer to the discussion on page 31 under “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards” for a more detailed discussion of our severance and change in control arrangements.

Tax Implications

Section 162(m) of the Internal Revenue Code of 1986

Section 162(m) of the Code limits deductions for certain executive compensation in excess of $1,000,000 in any fiscal year. Certain types of compensation are deductible only if performance criteria are specified in detail and payments are contingent on stockholder approval of the compensation arrangement. We attempt to structure our compensation arrangements to achieve deductibility under Section 162(m), unless the benefit of such deductibility is outweighed by the need for flexibility or the attainment of other corporate objectives. The compensation committee will continue to monitor issues concerning the deductibility of executive compensation and will take appropriate action if and when it is warranted. Since corporate objectives may not always be consistent with the requirements for full deductibility, the compensation committee is prepared, if it deems appropriate, to enter into compensation arrangements under which payments may not be deductible under Section 162(m). Thus, deductibility will not be the sole factor used by the compensation committee in ascertaining appropriate levels or modes of compensation.

In 2006, all annual incentive plan payments and SAR awards qualified as performance-based compensation under Section 162(m).

Section 280G of the Internal Revenue Code of 1986

Section 280G of the Code disallows a company’s tax deduction for what are defined as ’excess parachute payments’ and Section 4999 of the Code imposes a 20% excise tax on any person who receives excess parachute payments in connection with a change in control. Our Named Executive Officers (other than Mr. Noack) as part of their employment agreements will be provided with tax gross-up payments in the event their change in control payments become subject to this excise tax. The compensation committee believes that the provision of tax gross-up protection is appropriate and necessary for executive retention and consistent with the current practices of our market competitors. Please refer to the discussion on page 37 under “— Potential Payments upon Termination or Change in Control” for more detail on the potential gross-up payments and lost tax deductions.

Compensation Committee Report

We have reviewed and discussed with management certain Compensation Discussion and Analysis provisions to be included in this proxy statement. Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the Compensation Discussion and Analysis referred to above be included in this proxy statement.
COMPENSATION COMMITTEE OF
THE BOARD OF DIRECTORS

Peter Maslen, Chairman
Richard Bermingham
David Halbert

2006 Summary Compensation Table

The following table sets forth the annual and long-term compensation for the fiscal year ended December 31, 2006, of the Company’s Chief Executive Officer and Chief Financial Officer and each of the three other most highly compensated executive officers. These individuals, including the Chief Executive Officer and Chief Financial Officer are collectively referred to in this proxy statement as the Named Executive Officers.

						Non-Equity
						Incentive
				Stock	Option	Plan	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)	($)(1)	($)(1)	($)(2)	($)(3)	($)

Michael O. Johnson	2006	$1,100,002	—	$124,520	$847,084	$2,200,000	$284,115	$4,555,721
Chief Executive Officer
Gregory Probert	2006	$793,075	—	$150,021	$870,065	$1,275,000	$54,537	$3,142,698
President, Chief
Operating Officer
Brett R. Chapman	2006	$524,625	—	$36,374	$380,627	$475,000	$30,717	$1,447,343
General Counsel
and Corporate Secretary
Richard Goudis	2006	$540,385	—	$61,184	$380,177	$498,750	$55,216	$1,535,712
Chief Financial Officer
Paul Noack	2006	$441,923	—	$186,777	$451,612	$426,000	$36,642	$1,542,954
Chief Strategic Officer

(1)	Amounts are calculated based on provisions of SFAS, No 123R, “Share Based Payments.” See note 9 of the consolidated financial statements of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 regarding assumptions underlying valuation of equity awards.

(2)	Bonus amounts determined as more specifically discussed above under “—Compensation Discussion and Analysis—Annual Incentive Awards—Targets and Determination.”

(3)	Individual breakdowns of amounts set forth in “All Other Compensation” are as follows:

	Deferred
	Compensation	Personal Use of			Total All
	Plan Matching	Company		Other	Other
	Contributions	Paid Private	Executive	Benefits(1)	Compensation
Name	$	Jet $	Medical Plans	$	$

Michael O. Johnson	$33,000	$211,351	$20,286	$19,478	$284,115
Gregory Probert	22,500	—	22,561	9,476	54,537
Brett R. Chapman	—	—	22,556	8,161	30,717
Richard Goudis	15,750	—	22,556	16,910	55,216
Paul Noack	13,223	—	9,031	14,388	36,642

(1)	“Other Benefits” includes Company contributions in respect to each Named Executive Officer for the Company’s Executive Long-Term Disability Plan, Executive Life Insurance Plan and 401(k) Tax-Sheltered Savings Plan. For Mr. Goudis and Mr. Noack it also includes Financial Advisory Service.

2006 Grants of Plan-Based Awards

The following table sets forth all grant of plan-based awards made to the Named Executive Officers during the fiscal year ended December 31, 2006. For further discussion regarding the grants see above under “— Compensation Discussion and Analysis — Annual Incentive Awards — Long Term Incentive Awards.”

					All Other	All Other
					Stock	Option
					Awards:	Awards:	Exercise	Grant Date
					Number of	Number of	or Base	Fair Value
		Estimated Future Payouts Under Non-			Shares of	Securities	Price of	of Stock and
		Equity Incentive Plan Awards			Stock or	Underlying	Option	Stock Option
	Grant	Threshold	Target	Maximum	Units	Options	Awards	Awards(1)
Name	Date	($)	($)	($)	(#)	(#)	($/sh)	($)

Michael O. Johnson		$412,500	$1,650,000	$2,200,000
	3/23/2006					140,000	$32.79	$2,113,067
	3/23/2006				15,000			491,850
Gregory Probert		750,000	750,000	1,500,000
	3/23/2006					102,900	$32.79	1,553,104
	3/23/2006				11,025			361,510
	10/10/2006				21,000			535,780
Brett R. Chapman		250,000	250,000	700,000
	3/23/2006					31,500	$32.79	475,440
	3/23/2006				3,375			110,666
	10/10/2006				3,000			76,540
Richard Goudis		262,500	262,500	735,000
	3/23/2006					31,500	$32.79	475,440
	3/23/2006				3,375			110,666
	10/24/2006				15,000			361,000
Paul Noack		225,000	225,000	630,000
	3/23/2006					31,500	$32.79	475,440
	3/23/2006				3,375			110,660
	4/13/2006				20,000			680,400
	4/13/2006					130,000	$34.02	2,053,774

(1)	Computed by measuring the fair value of the award on the grant date pursuant to the provisions of SFAS 123R, “Share Based Payments.” See note 9 of the consolidated financial statements of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 regarding assumptions underlying valuation of the equity awards.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards

We have entered into employment agreements with each of the Named Executive Officers, certain terms of which are summarized below.

Michael O. Johnson.  Our subsidiaries, Herbalife International, Inc., or Herbalife International, and Herbalife International of America, Inc., or Herbalife America, entered into an executive employment agreement with Mr. Johnson effective as of April 3, 2003, as amended, or the Johnson Employment Agreement, pursuant to which he serves as the Company’s Chief Executive Officer. Under the terms of the Johnson Employment Agreement, Mr. Johnson’s employment will continue until it is terminated for any of a variety of reasons including death, disability, termination by Herbalife International and Herbalife America with or without Cause, termination by Mr. Johnson with or without Good Reason and termination in connection with certain organic transactions.

Pursuant to the Johnson Employment Agreement, Mr. Johnson currently receives an annual salary of $1,100,000. Mr. Johnson is also eligible to receive an annual cash bonus in an amount based on targets, that are established annually by the Board of Directors. Mr. Johnson’s annual bonus for the fiscal year ending December 31, 2006, was $2,200,000 and was dependent on the Company’s 2006 earnings per share. In addition to his salary and bonus, Mr. Johnson is also entitled to participate in or receive benefits under each benefit plan or arrangement made available to the Company’s senior executives on terms no less favorable than those generally applicable to senior executives of Herbalife International and Herbalife America. In 2006 Mr. Johnson also received an option to purchase 140,000 stock appreciation rights and was granted 15,000 stock units, as more fully described above under “— Grants of Plan Based Awards.”

In the event of any Change of Control, 50% of the stock options and stock units granted to Mr. Johnson will become immediately vested and exercisable. As of December 31, 2006 the market value of 50% of the stock options and stock units granted but not yet vested was $11.4 million. If, following any Change of Control, all or any portion of the options remain outstanding and Mr. Johnson’s employment is terminated (other than by reason of Mr. Johnson’s resignation without Good Reason or termination by the Company for Cause at any time following such Change of Control, 100% of any such outstanding options will immediately vest and become exercisable. In the event Mr. Johnson’s employment is terminated by reason of Mr. Johnson’s death or disability or during the 90 day period before a Change of Control, 100% of the options will vest and become exercisable. As of December 31, 2006 the market value of all unvested options and stock units was $34.2 million.

Upon termination of Mr. Johnson’s employment by Herbalife International and Herbalife America for Cause, or by Mr. Johnson without Good Reason, Mr. Johnson would be entitled to his then current accrued and unpaid base salary through the effective date of termination as well as 100% of any accrued and unpaid bonus for any years preceding the year of termination, however not for the year of termination. Mr. Johnson would also be entitled to any rights that may exist in his favor to payment of any amount under any employee benefit plan or arrangement of Herbalife International or Herbalife America, other than those set forth in the Johnson Employment Agreement, in accordance with the terms and conditions of any such employee benefit plan or arrangement.

Upon termination of Mr. Johnson’s employment by Herbalife International and Herbalife America without Cause, or by Mr. Johnson for Good Reason, in addition to the benefits described in the preceding paragraph, Mr. Johnson would also be entitled to an additional amount equal to two years’ base salary and bonus for the year of termination, which in total would be currently equal to $4,400,000, payable in twenty four equal monthly installments.

In the event that Mr. Johnson’s employment with Herbalife International and Herbalife America is terminated by Herbalife International and Herbalife America without Cause, or by Mr. Johnson for Good Reason, during the period beginning 90 days prior to and ending 90 days following a Sale Event and such Sale Event results in the cancellation or termination of Mr. Johnson’s stock options, or in the event that Mr. Johnson delivers written notice of his resignation upon the consummation of or within 90 days following such a Sale Event, in addition to the benefits described in the preceding two paragraphs, Mr. Johnson would also be entitled to an additional amount based on his then current base salary and the current option holdings, if any.

Gregory Probert.  We have also entered into an executive employment agreement, or the Probert Employment Agreement, effective on October 10, 2006, with Mr. Probert through our subsidiary Herbalife America. Pursuant to the Probert Employment Agreement, Mr. Probert serves as Herbalife America’s President and Chief Operating Officer. The base salary for Mr. Probert, effective January 1, 2005, is $750,000. If the Company’s Chief Executive Officer’s salary is increased, then Mr. Probert’s salary set forth above shall be increased by the same percentage. However, if in any given year Mr. Probert accepts an increase in base salary of a greater percentage than that received by the Chief Executive Officer, then Mr. Probert’s salary shall no longer be tied to any increases in the Chief Executive Officer’s salary. Should the Company adopt an across-the-board reduction in salaries for senior executives and its Chief Executive Officer, then Mr. Probert’s salary shall be reduced by a percentage equal to the smallest percentage reduction imposed on any senior executive or the Chief Executive Officer, but in no case shall such reduction exceed ten percent.

Mr. Probert is entitled to participate in the Company’s employee benefit plans and arrangements made available to the Company’s most senior executives, as well as the Company’s long-term incentive plan for senior executives. Pursuant to the Probert Employment Agreement, should the Company achieve certain targets established by the compensation committee Mr. Probert shall be entitled to a target bonus of no less than 100% of his annual salary for the year in question. Mr. Probert received an annual cash bonus of $1,275,000 for the fiscal year ended December 31, 2006 as well as an option to purchase 102,900 stock appreciation rights and was granted 32,025 stock units, as more fully described above under “— Grants of Plan Based Awards.”

If Mr. Probert is terminated by the Company without Cause or resigns for Good Reason, he is entitled to be paid a lump sum amount equal to two times the then-current annual salary, currently equal to $1,500,000, in addition to all other accrued but unpaid entitlements. However, Mr. Probert shall not be entitled to such lump sum payment of salary should his employment terminate subsequent to his 65th birthday. The Company will also provide Mr. Probert with outplacement services for up to six months by a provider selected and paid for by the Company in an amount not to exceed $20,000. If Mr. Probert is terminated by the Company without Cause, resigns for Good Reason, or retires, dies, or resigns as a result of a disability, he will be entitled to receive a pro rata bonus payment, at such time bonuses are paid to the Company’s other senior executives, based on the number of months worked in the applicable year. As a precondition to the Company’s obligation to pay the amounts described above, Mr. Probert must execute a general release of claims. If the effective date of such termination without Cause or resignation for Good Reason occurs during a “trading blackout” or “quiet period” with respect to Common Shares or if the Company determines, upon the advice of legal counsel, that Mr. Probert may not trade in Common Shares on the effective date of such termination due to his possession of material non-public information, and in each case the restriction or prohibition continues for a period of at least twenty consecutive calendar days, Mr. Probert will be paid an additional lump sum amount equal to $250,000.

Upon the occurrence of a Change of Control, 50% of all unvested stock options and stock units granted to Mr. Probert shall immediately vest; however, the Compensation Committee of the Board of Directors may, in its sole discretion, accelerate the vesting of additional stock options stock units upon the occurrence of a Change of Control. As of December 31, 2006 the market value of 50% of all unvested options and stock units were $8.9 million. Should Mr. Probert’s employment be terminated for any reason other than for Cause or resignation without Good Reason within the 90-day period preceding a Change of Control or at any time after a Change of Control, then all of his unvested stock options and stock units shall vest as of the effective date of the termination. Except as set forth in the immediately preceding sentence, should Mr. Probert’s employment be terminated for any reason other than for Cause or resignation without Good Reason and at the time of such termination Mr. Michael O. Johnson is no longer serving as the Company’s Chief Executive Officer, then 50% of such Executive’s unvested stock options and stock units shall vest immediately prior to such termination. If Mr. Probert’s employment is terminated as a result of his death or disability, all unvested stock options and stock units will vest as of the date of such termination. Except as set forth above, all unvested stock options and stock units shall be forfeited upon the termination of Mr. Probert’s employment with the Company. As of December 31, 2006 the market value of all unvested options and stock units was $17.7 million.

Brett R. Chapman.  We have also entered into an executive employment agreement, or the Chapman Employment Agreement, effective on October 10, 2006, with Mr. Chapman through our subsidiary Herbalife

America. Pursuant to the Chapman Employment Agreement, Mr. Chapman serves as Herbalife America’s General Counsel and Corporate Secretary. The base salary for Mr. Chapman, effective January 1, 2006, is $500,000. If the Company’s Chief Executive Officer’s salary is increased, then Mr. Chapman’s salary set forth above shall be increased by the same percentage. However, if in any given year Mr. Chapman accepts an increase in base salary of a greater percentage than that received by the Chief Executive Officer, then Mr. Chapman’s salary shall no longer be tied to any increases in the Chief Executive Officer’s salary. Should the Company adopt an across-the-board reduction in salaries for senior executives and its Chief Executive Officer, then Mr. Chapman’s salary shall be reduced by a percentage equal to the smallest percentage reduction imposed on any senior executive or the Chief Executive Officer, but in no case shall such reduction exceed ten percent.

Mr. Chapman is entitled to participate in the Company’s employee benefit plans and arrangements made available to the Company’s most senior executives, as well as the Company’s long-term incentive plan for senior executives. Pursuant to the Chapman Employment Agreement, should the Company achieve certain targets established by the compensation committee, Mr. Chapman shall be entitled to a target bonus of no less that 50% of his annual salary for the year in question. Mr. Chapman received an annual cash bonus of $475,000 for the fiscal year ended December 31, 2006 as well as an option to purchase 31,500 stock appreciation rights and was granted 6,675 stock units, as more fully described above under “— Grants of Plan Based Awards.”

If Mr. Chapman is terminated by the Company without Cause or resigns for Good Reason, he is entitled to be paid a lump sum amount equal to two times the then-current annual salary, currently equal to $1,000,000, in addition to all other accrued but unpaid entitlements. The Company will also provide Mr. Chapman with outplacement services for up to six months by a provider selected and paid for by the Company in an amount not to exceed $20,000. If Mr. Chapman is terminated by the Company without Cause, resigns for Good Reason, or retires, dies, or resigns as a result of a disability, he will be entitled to receive a pro rata bonus payment, at such time bonuses are paid to the Company’s other senior executives, based on the number of months worked in the applicable year. As a precondition to the Company’s obligation to pay the amounts described above, Mr. Chapman must execute a general release of claims. If the effective date of such termination without Cause or resignation for Good Reason occurs during a “trading blackout” or “quiet period” with respect to Common Shares or if the Company determines, upon the advice of legal counsel, that Mr. Chapman may not trade in Common Shares on the effective date of such termination due to his possession of material non-public information, and in each case the restriction or prohibition continues for a period of at least twenty consecutive calendar days, Mr. Chapman will be paid an additional lump sum amount equal to $100,000.

Upon the occurrence of a Change of Control, 50% of all unvested stock options and stock units granted to Mr. Chapman shall immediately vest; however, the Compensation Committee of the Board of Directors may, in its sole discretion, accelerate the vesting of additional stock options stock units upon the occurrence of a Change of Control. As of December 31, 2006 the market value of 50% of all unvested options and stock units were $3.8 million. Should Mr. Chapman’s employment be terminated for any reason other than for Cause or resignation without Good Reason within the 90-day period preceding a Change of Control or at any time after a Change of Control, then all of his unvested stock options and stock units shall vest as of the effective date of the termination. Except as set forth in the immediately preceding sentence, should Mr. Chapman’s employment be terminated for any reason other than for Cause or resignation without Good Reason and at the time of such termination Mr. Michael O. Johnson is no longer serving as the Company’s Chief Executive Officer, then 50% of such Executive’s unvested stock options and stock units shall vest immediately prior to such termination. If Mr. Chapman’s employment is terminated as a result of his death or disability, all unvested stock options and stock units will vest as of the date of such termination. Except as set forth above, all unvested stock options and stock units shall be forfeited upon the termination of Mr. Chapman’s employment with the Company. As of December 31, 2006 the market value of all unvested options and stock units was $7.6 million.

Richard Goudis.  We have also entered into an executive employment agreement, or the Goudis Employment Agreement, effective on October 24, 2006, with Mr. Goudis through our subsidiary Herbalife America. Pursuant to the Goudis Employment Agreement, Mr. Goudis serves as Herbalife America’s Chief Financial Officer. The base salary for Mr. Goudis, effective January 1, 2006, is $525,000. If the Company’s Chief Executive Officer’s salary is increased, then Mr. Goudis salary set forth above shall be increased by the same percentage. However, if in any given year Mr. Goudis accepts an increase in base salary of a greater percentage than that received by the Chief Executive Officer, then Mr. Goudis’ salary shall no longer be tied to any increases in the Chief Executive Officer’s salary. Should the Company adopt an across-the-board reduction in salaries for senior executives and its Chief Executive Officer, then Mr. Goudis’ salary shall be reduced by a percentage equal to the smallest percentage reduction imposed on any senior executive or the Chief Executive Officer, but in no case shall such reduction exceed ten percent.

Mr. Goudis is entitled to participate in the Company’s employee benefit plans and arrangements made available to the Company’s most senior executives, as well as the Company’s long-term incentive plan for senior executives. Pursuant to the Goudis Employment Agreement, should the Company achieve certain targets established by the compensation committee of the Board of Directors, Mr. Goudis shall be entitled to a target bonus of 50% of his annual salary for the year in question. Mr. Goudis received an annual cash bonus of $498,750 for the fiscal year ended December 31, 2006 as well as an option to purchase 31,500 stock appreciation rights and was granted 18,375 stock units, as more fully described above under “— Grants of Plan Based Awards.”

If Mr. Goudis is terminated by the Company without Cause or resigns for Good Reason, he is entitled to be paid a lump sum amount equal to two times the then-current annual salary, currently equal to $1,050,000, in addition to all other accrued but unpaid entitlements. The Company will also provide Mr. Goudis with outplacement services for up to six months by a provider selected and paid for by the Company in an amount not to exceed $20,000. If Mr. Goudis is terminated by the Company without Cause, resigns for Good Reason, or retires, dies, or resigns as a result of a disability, he will be entitled to receive a pro rata bonus payment, at such time bonuses are paid to the Company’s other senior executives, based on the number of months worked in the applicable year. As a precondition to the Company’s obligation to pay the amounts described above, Mr. Goudis must execute a general release of claims. If the effective date of such termination without Cause or resignation for Good Reason occurs during a “trading blackout” or “quiet period” with respect to Common Shares or if the Company determines, upon the advice of legal counsel, that Mr. Goudis may not trade in Common Shares on the effective date of such termination due to his possession of material non-public information, and in each case the restriction or prohibition continues for a period of at least twenty consecutive calendar days, Mr. Goudis will be paid an additional lump sum amount equal to $125,000.

Upon the occurrence of a Change of Control, 50% of all unvested stock options and stock units granted to Mr. Goudis shall immediately vest; however, the Compensation Committee of the Board of Directors may, in its sole discretion, accelerate the vesting of additional stock options and stock units upon the occurrence of a Change of Control. As of December 31, 2006 the market value of 50% of all unvested options and stock units were $4.1 million. Should Mr. Goudis’ employment be terminated for any reason other than for Cause or resignation without Good Reason within the 90-day period preceding a Change of Control or at any time after a Change of Control, then all of his unvested stock options stock units shall vest as of the effective date of the termination. Except as set forth in the immediately preceding sentence, should Mr. Goudis’s employment be terminated for any reason other than for Cause or resignation without Good Reason and at the time of such termination Mr. Michael O. Johnson is no longer serving as the Company’s Chief Executive Officer, then 50% of such Executive’s unvested stock options and stock units shall vest immediately prior to such termination. If Mr. Goudis’s employment is terminated as a result of his death or disability, all unvested stock options and stock units will vest as of the date of such termination. Except as set forth above, all unvested stock options and stock units shall be forfeited upon the termination of Mr. Goudis’s employment with the Company. As of December 31, 2006 the market value of all unvested options and stock units was $8.2 million.

Paul Noack.  We entered into an executive employment agreement, or the Noack Employment Agreement, effective January 1, 2004, and amended on April 17, 2006 with Mr. Paul Noack through our subsidiary Herbalife America. Pursuant to the Noack Employment Agreement, Mr. Noack will serve as Chief Strategic Officer through December 31, 2006. For his services as Chief Strategic Officer, Mr. Noack will be entitled to a salary of $450,000 per year. In addition, Mr. Noack shall be entitled to a target bonus of 50% of his end of the year salary in accordance with the senior executive bonus plan. Mr. Noack received an annual cash bonus of $426,000 for the fiscal year ended December 31, 2006 including a $26,000 adjustment to 2005 as well as an option to purchase 161,500 stock appreciation rights and was granted 23,375 stock units, as more fully described above under “— Grants of Plan Based Awards.”

Upon termination of Mr. Noack’s employment by us without cause, or upon his resignation for good reason, Mr. Noack would be entitled to receive his then-current base salary for the remainder of the term under the Noack Employment Agreement, subject to his duty to mitigate; provided that such payments would cease if Mr. Noack obtains subsequent employment or fails to document to us on a monthly basis that he is making reasonable efforts to seek employment. As of January 1, 2007 Mr. Noack became an “at will” employee.

Definitions.  For the purposes of the Johnson Employment Agreement, the following terms have the following definitions:

•	The Company shall have “Cause” to terminate Mr. Johnson in the event of any of the following circumstances: (i) Mr. Johnson’s conviction of a felony or entering a plea of guilty or nolo contendere to any crime constituting a felony (other than a traffic violation or by reason of vicarious liability); (ii) Mr. Johnson’s substantial and repeated failure to attempt to perform his lawful duties as contemplated in the Johnson Employment Agreement, except during periods of physical or mental incapacity; (iii) Mr. Johnson’s gross negligence or willful misconduct with respect to any material aspect of the business of the Company or any of its affiliates, which negligence or misconduct has a material and demonstrable adverse effect on the Company; or (iv) any material breach of the Johnson Employment Agreement or any material breach of any other written agreement between Mr. Johnson and the Company’s affiliates governing his equity compensation arrangements (i.e., any agreement with respect to Mr. Johnson’s stock and/or stock options of any of the Company’s affiliates); provided, however, that Mr. Johnson shall not be deemed to have been terminated for Cause in the case of clause (iv) above, unless any such breach is not fully corrected prior to the expiration of the fifteen (15) calendar day period following delivery to Mr. Johnson of the Company’s written notice of its intention to terminate his employment for Cause describing the basis therefore in reasonable detail.

•	Mr. Johnson will be deemed to have a “Good Reason” to terminate his employment if, without Mr. Johnson’s consent, any of the following circumstances occur, unless such circumstances are fully corrected prior to the expiration of the fifteen (15) calendar day period following delivery to the Company of Mr. Johnson’s notice of intention to terminate his employment for Good Reason describing such circumstances in reasonable detail: (i) an adverse change in Mr. Johnson’s title as CEO of the Company, Mr. Johnson’s involuntary removal from the Board or as a non-voting member of the Executive Committee of the Board, or failure of Executive to be elected to the Board or as a non-voting member of the Executive Committee of the Board at any time during the term of the Johnson Employment Agreement; (ii) a substantial diminution in Mr. Johnson’s duties, responsibilities or authority for the Company, taken as a whole (except during periods when Mr. Johnson is unable to perform all or substantially all of his duties or responsibilities as a result of his illness (either physical or mental) or other incapacity); (iii) a change in location of the Company’s chief executive office to a location more than 50 miles from its current location; or (iv) any other material breach of the Johnson Employment Agreement. Mr. Johnson shall be deemed to have waived his rights to terminate his services hereunder for circumstances constituting Good Reason if he shall not have provided to the Company a notice of termination within sixty (60) calendar days immediately following his knowledge of the circumstances constituting Good Reason.

•	A “Change of Control” means: (i) the sale, lease, exchange, transfer or other disposition (including, without limitation, by merger, consolidation or otherwise) of assets constituting all or substantially all of the assets off the Company and its subsidiaries, taken as a whole, to a person or group of persons, (ii) any merger, consolidation or other business combination or refinancing or recapitalization that results in the holders of the issued and outstanding voting shares of the Company immediately prior to such transaction beneficially owning or controlling less than a majority of the voting securities of the continuing or surviving entity immediately following such transaction and/or (iii) any person or persons acting together or which would constitute a “group” for the purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, together or with any their affiliates, other than the persons who held the Company’s previously outstanding preferred shares as of the issue date of the first such preferred shares issued, and their respective affiliates, beneficially owning (as defined in Rule 13d-3 of the Exchange Act) or controlling, directly or indirectly, at least 50% of the total voting power of all classes of shares entitled to vote generally in the election of directors of the Company; provided, however, in the case of (iii) above, affiliates of the holders on the issue date of the first preferred shares issued shall include the shareholders, members or limited partners of Whitney and Golden Gate.

•	A “Sale Event” means the occurrence of a transaction described in clauses (i) or (ii) in the definition of Change of Control set forth immediately above.

For the purposes of the summaries of the Probert, Goudis and Chapman Employment Agreements, the following terms have the following definitions:

•	The Company shall have “Cause” to terminate the executive in the event of any of the following acts or circumstances: (i) the executive’s conviction of a felony or entering a plea of guilty or nolo contendere to any crime constituting a felony (other than a traffic violation or by reason of vicarious liability); (ii) the executive’s substantial and repeated failure to attempt to perform the executive’s lawful duties as contemplated in the agreement, except during periods of physical or mental incapacity; (iii) the executive’s gross negligence or willful misconduct with respect to any material aspect of the business of the Company or any of its affiliates, which gross negligence or willful misconduct has a material and demonstrable adverse effect on the Company; (iv) the executive’s material violation of a Company policy resulting in a material and demonstrable adverse effect to the Company or an affiliate, including but not limited to a violation of the Company’s Code of Business Conduct and Ethics; or (v) any material breach of the executive’s agreement or any material breach of any other written agreement between the executive and the Company’s affiliates governing the executive’s equity compensation arrangements (i.e., any agreement with respect to the executive’s stock and/or stock options of any of the Company’s affiliates); provided, however, that the executive shall not be deemed to have been terminated for Cause in the case of clause (ii), (iii), (iv) or (v) above, unless any such breach is not fully corrected prior to the expiration of the thirty (30) calendar day period following delivery to the executive of the Company’s written notice of its intention to terminate his employment for Cause describing the basis therefore in reasonable detail.

•	The executive will be deemed to have a “Good Reason” to terminate his employment if (i) a material diminution of Executive’s duties, (ii) the failure by any successor of the Company to assume in writing the Company’s obligations under the agreement, (iii) the breach by the Company in any respect of any of its obligations under the agreement, and, in any such case (but only if correction or cure is possible), the failure by the Company to correct or cure the circumstance or breach on which such resignation is based within 30 days after receiving notice from the executive describing such circumstance or breach in reasonable detail, (iv) the relocation of the executive’s primary office location of more than 50 miles that places the primary office farther from the executive’s residence than it was before, or (v) the imposition by the Company of a requirement that the executive report to a person other than the Chief Executive Officer of the Company or the Chairman of the Board. The executive shall not have a Good Reason to resign if the Company suspends the executive due to an indictment of the executive on felony charges, provided that the Company continues to pay the executive’s salary and benefits.

•	A “Change of Control” means: (i) an acquisition (other than directly from the Company after advance approval by a majority of the directors comprising the Board of Directors as of the effective date of the 2005 Plan, or the incumbent board) of Common Shares or other voting securities of the Company by any person (as the term person is used for purposes of Section 13(d) or 14(d) of the Exchange Act), other than the Company, any subsidiary of the Company, any employee benefit plan of the Company or any subsidiary of the Company, or any person in connection with a transaction described in clause (iii) of this definition, immediately after which such person has beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the then outstanding Common Shares or the combined voting power of the Company’s then outstanding voting securities; (ii) members of the incumbent board cease for any reason during any 24-month period to constitute at least a majority of the members of the Board; provided, however, that if the election, or nomination for election by the Company’s common shareholders, of any new director was approved by a vote of at least a majority of the incumbent board, such new director shall, for purposes of the 2005 Plan, be considered as a member of the incumbent board; or (iii) the consummation of: (A) a merger, consolidation or reorganization with or into the Company, unless the voting securities of the Company, immediately before such merger, consolidation or reorganization, own directly or indirectly immediately following such merger, consolidation or reorganization, at least 50% of the combined voting power of the outstanding voting securities of the entity resulting from such merger or consolidation or reorganization in substantially the same proportion as their ownership of the voting securities immediately before such merger, consolidation or reorganization; (B) a complete liquidation or dissolution of the Company; or (C) the sale, lease, transfer or other disposition of all or substantially all of the assets of the Company to any person (other than a transfer to a subsidiary of the Company).

Potential Payments Upon Termination or Change in Control

The information below describes certain compensation that would have become payable under existing plans and contractual arrangements assuming a termination of employment and/or change in control had occurred on December 31, 2006 (based upon the closing price of Common Shares on December 29, 2006 of $40.16), given the Named Executive Officers’ compensation and service levels as of such date. In addition to the benefits described below, upon any termination of employment, each of the Named Executive Officers would also be entitled to the amount shown in the column labeled “Aggregate Balance at Last FYE” in the “2006 Nonqualified Deferred Compensation” table on page 41.

As of December 31, 2006, the Company had entered into employment agreements with each of the Named Executive Officers. As described in more detail above under “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards” beginning on page 31, the employment agreements with the Named Executive Officers (other than Mr. Noack who became an employee “at-will” as of January 1, 2007) generally provide for the payment of benefits if the executive’s employment with the Company is terminated either by the Company without Cause or by the executive for Good Reason. The employment agreements with the Named Executive Officers do not provide for any additional payments or benefits upon a termination of employment by the Company for Cause, upon the executive’s resignation other for Good Reason, as applicable, or upon the executive’s death or disability. In addition, the employment agreement with Mr. Johnson provides for enhanced benefits upon termination of employment in connection with a Sale Event. The receipt of benefits following termination under each of the employment agreements is contingent upon the affected executive executing and not revoking a general release in favor of the Company.

In addition to the employment agreements with the Named Executive Officers, as described in more detail above under “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards” beginning on page 31, the award agreements governing the equity-based compensation awards (including stock options, stock appreciation rights and restricted stock units) granted to each of the Named Executive Officers other than Mr. Noack generally provide for accelerated vesting (i) upon the occurrence of a Change in Control, (ii) upon a termination of employment for any reason other than a termination for Cause or without Good Reason in connection with a Change in Control, and (iii) a termination of employment by reason of the executive’s death or disability.

The tables below set forth the estimated value of the potential payments to each Named Executive Officer, assuming the executive’s employment had terminated on December 31, 2006 and/or that a change in control of the

Company had also occurred on that date. Amounts are reported without any reduction for possible delay in the commencement or timing of payments.

Accelerated Vesting of Stock Awards(4)($)
									Termination	Termination
									Other Than	without
	Severance Payments								for Cause	Cause
						Excise			or without	when
			Out-		Trading	Tax			Good Reason	Mr. Johnson
			Placement	Medical	Blackout	Reimburse-		Change	in connection	is no
	Severance	Bonus	Service	Coverage	Payment	ment	Total	in	with a Change	Longer	Death or
Name	($)(1)	($)(1)	($)	($)	($)(2)	($)(3)	($)	Control	in Control	CEO	Disability

Michael O. Johnson	$2,200,000	$2,200,000	$20,000	$40,000	—	—	$4,460,000	$11,391,542	$34,193,318	—	34,193,318
Gregory Probert	1,500,000	750,000	20,000	40,000	250,000	—	$2,560,000	8,863,444	17,726,888	8,863,444	17,726,888
Brett R. Chapman	1,000,000	250,000	20,000	40,000	100,000	—	$1,410,000	3,783,797	7,567,595	3,783,797	7,567,595
Richard Goudis	1,050,000	262,500	20,000	40,000	125,000	1,193,680	$2,691,180	4,095,615	8,191,230	4,095,615	8,191,230
Paul Noack	—	—	—	—	—	—	—	—	—	—	—

(1)	Based on 2006 salary.

(2)	Payment made if termination occurs during a “trading blackout” or a “quiet period” with respect to Common Shares.

(3)	If the “parachute payment” (including any termination payments and the value of accelerated equity) is greater than three times the average W-2 reported compensation for the executive for the preceding five years, then an “excise tax” is imposed on the portion of the parachute payment that exceeds one times such average W-2 reported compensation. Under the employment agreements with the Named Executive Officers (other than Mr. Noack), each executive will be entitled to reimbursement for any excise taxes imposed as well as a gross-up payment equal to any income and excise taxes payable by the executive as a result of the reimbursement for the excise taxes. For purposes of computing the excise tax and gross-up payments, base amount calculations are based on taxable wages for the years 2002 through 2006 and annualized for the year in which the executive commenced employment with the Company (if after 2001). In addition, all executives were assumed to be subject to the maximum federal income and other payroll taxes.

(4)	Accelerated vesting of stock awards were based on NYSE close price of the Common Shares on December 29, 2006 of $40.16, and, for stock options and stock appreciation rights, the difference between $40.16 and the exercise or base price of the award.

Outstanding Equity Awards at 2006 Fiscal Year-End

The following table sets forth equity awards of the Named Executive Officers outstanding as of December 31, 2006.

	Options Awards					Stock Awards
	Number of	Number of						Market Value
	Securities	Securities				Number of Shares		of Shares
	Underlying	Underlying				or Units of		or Units of
	Unexercised	Unexercised	Option			Stock That		Stock That
	Options(1)	Options(1)	Exercise	Option		Have Not		Have Not
	(#)	(#)	Price	Expiration		Vested		Vested(2)
Name	Exercisable	Un-Exercisable	($)	Date(1)		(#)		($)

Michael O. Johnson	188,685	—	$0.88	4/3/2013	(3)	15,000	(5)	$602,400
	413,829	177,356	$3.52	4/3/2013	(4)
	413,829	177,356	$10.56	4/3/2013	(4)
	43,750	81,250	$15.00	4/27/2015	(4)
	—	500,000	$15.50	12/1/2014	(4)
	413,829	177,356	$17.60	4/3/2013	(4)
	413,829	177,356	$24.64	4/3/2013	(4)
	28,000	112,000	$32.79	3/23/2016	(4)
Gregory Probert	20,000	20,000	$9.00	9/1/2014	(4)	25,025	(6)	$1,005,004
	20,000	20,000	$13.00	9/1/2014	(4)
	35,000	65,000	$15.00	4/27/2015	(4)
	—	375,000	$15.50	12/1/2014	(4)
	20,000	20,000	$17.00	9/1/2014	(4)
	—	75,000	$17.00	7/31/2013	(4)
	20,000	20,000	$21.00	9/1/2014	(4)
	—	75,000	$23.00	7/31/2013	(4)
	20,000	20,000	$25.00	9/1/2014	(4)
	20,580	82,320	$32.79	3/23/2016	(4)
Brett R. Chapman	3,750	26,250	$5.00	10/6/2013	(4)	5,375	(7)	$215,860
	1,093	7,657	$7.00	10/6/2013	(4)
	750	7,500	$9.00	9/1/2014	(4)
	1,093	7,657	$11.00	10/6/2013	(4)
	750	7,500	$13.00	9/1/2014	(4)
	5,000	48,750	$15.00	4/27/2015	(4)
	—	137,500	$15.50	12/1/2014	(4)
	14,218	7,657	$17.00	10/6/2013	(4)
	7,500	7,500	$17.00	9/1/2014	(4)
	7,500	7,500	$21.00	9/1/2014	(4)
	14,218	7,657	$23.00	10/6/2013	(4)
	7,500	7,500	$25.00	9/1/2014	(4)
	6,300	25,200	$32.79	3/23/2016	(4)
Richard Goudis	22,000	18,000	$8.02	6/14/2014	(4)	13,375	(8)	$537,140
	3,750	3,750	$9.00	9/1/2014	(4)
	22,000	18,000	$12.00	6/14/2014	(4)
	3,750	3,750	$13.00	9/1/2014	(4)
	26,250	48,750	$15.00	4/27/2015	(4)
	—	150,000	$15.50	12/1/2014	(4)
	22,000	18,000	$16.00	6/14/2014	(4)
	3,750	3,750	$17.00	9/1/2014	(4)
	22,000	18,000	$20.00	6/14/2014	(4)
	3,750	3,750	$21.00	9/1/2014	(4)
	22,000	18,000	$24.00	6/14/2014	(4)
	3,750	3,750	$25.00	9/1/2014	(4)
	6,300	25,200	$32.79	3/23/2016	(4)
Paul Noack	15,000	30,000	$8.02	4/3/2014	(4)	23,375	(9)	$938,740
	5,000	5,000	$9.00	9/1/2014	(4)
	5,000	5,000	$13.00	9/1/2014	(4)
	7,000	13,000	$15.00	4/27/2015	(4)
	—	25,000	$15.50	12/1/2014	(4)
	5,000	5,000	$17.00	9/1/2014	(4)
	5,000	5,000	$21.00	9/1/2014	(4)
	5,000	5,000	$25.00	9/1/2014	(4)
	6,300	25,200	$32.79	3/23/2016	(4)
	19,500	110,500	$34.02	4/13/2016	(4)

(1)	All options were granted on the date that is ten years before their respective expiration dates set forth below.

(2)	The market value was based on NYSE close price of the Common Shares on December 29, 2006 of $40.16.

(3)	Options vest in two equal installments on the first and second anniversary of the grant date.

(4)	Options vest quarterly in 20 equal installments beginning on the date that is three months from the grant date.

(5)	Shares were granted on March 23, 2006 and vest in equal installments on the first, second and third anniversary of the grant date.

(6)	Consists of: (i) 11,025 shares granted on March 23, 2006, which shares vest in three equal installments on the first, second and third anniversary of the grant date, (ii) 7,000 shares which vest on June 30, 2007 and (iii) 7,000 shares which vest on June 30, 2008.

(7)	Consists of: (i) 3,375 shares granted on March 23, 2006, which shares vest in three equal installments on the first, second and third anniversary of the grant date, (ii) 1,000 shares which vest on June 30, 2007 and (iii) 1,000 shares which vest on June 30, 2008.

(8)	Consists of: (i) 3,375 shares granted on March 23, 2006 , which shares vest in three equal installments on the first, second and third anniversary of the grant date, (ii) 5,000 shares which vest on June 30, 2007 and (iii) 5,000 shares which vest on June 30, 2008.

(9)	Consists of 3,375 shares granted on March 23, 2006 and 20,000 shares granted on April 13, 2006. All shares vest in equal installments on the first, second and third anniversary of the grant date.

2006 Option Exercises and Stock Vested

The following table sets forth information with respect to Common Shares acquired upon the exercise of stock options and the vesting of stock awards of the Named Executives Officers during the fiscal year ended December 31, 2006.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)	(#)	($)

Michael O. Johnson	—	$—	—	$—
Gregory Probert	275,000	8,287,041	7,000	264,815
Brett R. Chapman	106,000	3,174,738	1,000	37,815
Richard Goudis	—	—	5,000	180,500
Paul Noack	30,000	881,665	—	—

2006 Non Qualified Deferred Compensation Table

The following table sets forth all non-qualified deferred compensation of the Named Executive Officers for the fiscal year ended December 31, 2006.

	Executive	Company	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions	Earnings in	Withdrawals/	Balance at Last
	Last FY	in Last FY	Last FY	Distributions	FYE
Name	($)(1)	($)(2)	($)	($)	($)

Michael O. Johnson	$33,000	$33,000	$12,926	$—	$415,496
Gregory Probert	300,945	22,500	140,502	—	1,197,980
Brett R. Chapman	—	—	—	—	—
Richard Goudis	15,750	15,750	2,332	—	33,832
Paul Noack	226,354	13,223	20,999	23,607	260,530

(1)	All amounts are also reported as compensation in “Salary” in the “Summary Compensation Table” above.

(2)	All amounts are also reported as compensation in “All Other Compensation — Deferred Compensation Plan Matching Contributions” in the “Summary Compensation Table” above.

Deferred Compensation Plans.  We maintain two deferred compensation plans for select groups of management or highly compensated employees: (1) the Herbalife Management Deferred Compensation Plan, effective January 1, 1996, or the Management Plan, which is applicable to eligible employees at the rank of either vice president or director and (2) the Herbalife Senior Executive Deferred Compensation Plan, effective January 1, 1996, or the Senior Executive Plan, which is applicable to eligible employees at the rank of Senior Vice President and higher. The Management Plan and the Senior Executive Plan are referred to as the “Deferred Compensation Plans.” The Deferred Compensation Plans were amended and restated effective January 1, 2001.

The Deferred Compensation Plans are unfunded and benefits are paid from the Company’s general assets, except that the Company has contributed amounts to a “rabbi trust” whose assets will be used to pay benefits if we remain solvent, but can be reached by our creditors if we become insolvent. The Deferred Compensation Plans allow eligible employees, who are selected by the administrative committee that manages and administers the plans, or the Deferred Compensation Committee, to elect annually to defer up to 50% of their annual base salary and up to 100% of their annual bonus for each calendar year, or the Annual Deferral Amount. We make matching contributions on behalf of each participant in the Senior Executive Plan, which matching contributions are 100% vested at all times, or Matching Contributions.

Effective January 1, 2002, the Senior Executive Plan was amended to provide that the amount of the Matching Contributions is to be determined by us in our discretion. Effective January 1, 2003, the Matching Contribution was set to 3% of a participant’s annual base salary and has remained 3% through 2006.

Each participant in a Deferred Compensation Plan may determine how his or her Annual Deferral Amount and Matching Contributions, if any, will be deemed to be invested by choosing among several investment funds or indices designated by the Deferred Compensation Committee. The Deferred Compensation Plans, however, do not require us to actually acquire or hold any investment fund or other assets to fund the Deferred Compensation Plans. The entire interest of each participant in a Deferred Compensation Plan is always fully vested and non-forfeitable.

In connection with a participant’s election to defer an Annual Deferral Amount, the participant may also elect to receive a short-term payout, equal to the Annual Deferral Amount and the Matching Contributions, if any, attributable thereto plus earnings, and shall be payable two or more years from the first day of the year in which the Annual Deferral Amount is actually deferred. As of January 2004, the Deferred Compensation Plans were amended to allow for deferral of the short-term payout date if the deferral is made within the time period specified therein. Subject to the short-term payout provision and specified exceptions for unforeseeable financial emergencies, a participant may not withdraw, without incurring a ten percent (10%) withdrawal penalty, all or any portion of his or her account under the Deferred Compensation Plans prior to the date that such participant either (1) is determined by the Deferred Compensation Committee to have incurred permanent and total disability or (2) dies or otherwise terminates employment.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of Common Shares of Herbalife as of March 1, 2007, and thus the indirect beneficial ownership of the equity interest of Herbalife as of that date, of (1) each director or director nominee, (2) each of the Named Executive Officers, (3) all directors and executive officers as a group and (4) each person or entity known to Herbalife to beneficially own more than five percent (5%) of the outstanding Common Shares. The information set forth in the table below regarding the beneficial ownership of the referenced investment partnerships sponsored by Whitney and their applicable affiliates is based on the Schedule 13D filed with the SEC by such entities and their affiliates on February 2, 2007. The information regarding the beneficial ownership of FMR Corp is based on the Schedule 13G filed with the SEC by FMR Corp on February 14, 2007.

	Amount and
	Nature of	Percentage
	Beneficial	Ownership
Name of Beneficial Owner	Ownership	(1)

Whitney V, L.P.**	17,548,096	24.5%
Whitney Strategic Partners V, L.P.**	146,142	0.2%
Whitney Private Debt Fund, L.P.**	70,873	0.1%
Prairie Fire Capital, LLC(2)**	958,480	1.3%
Michael R. Stone(2)**	308,303	0.4%
Daniel J. O’Brien(2)(3)**	18,739,976	26.0%
Whitney total	19,048,279	26.4%
Peter M. Castleman(2)(3)**	18,652,718	25.9%
John Tartol(4)***	231,716	*
Leon Waisbein***	319,091	*
Leroy Barnes, Jr.(5)***	50,796	*
Peter Maslen(6)***	50,796	*
Richard Bermingham(7)***	54,796	*
David D. Halbert ***	3,307	*
Valeria Rico ***	3,307	*
Colombe M. Nicholas***	2,605	*
Michael O. Johnson(8)***	2,123,555	2.9%
Gregory Probert(9)***	163,912	*
Brett R. Chapman(10)***	82,114	*
Richard Goudis(11)***	187,741	*
Paul Noack(12)***	65,452	*
FMR Corp. 82 Devonshire Street Boston, MA 02109	6,489,247	9.1%
All Directors and Executive Officers as a Group (14 persons)	21,991,906	29.5%

*	Less than 1%

**	c/o Whitney & Co. LLC, 130 Main Street, New Canaan, Connecticut 06840.

***	c/o Herbalife International, Inc., 1800 Century Park East, Los Angeles, California 90067.

(1)	Applicable percentage of ownership is based upon 71,719,964 Common Shares outstanding as of March 1, 2007, and the relevant number of Common Shares issuable upon exercise of stock options or warrants which are exercisable presently or within 60 days of March 1, 2007. Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting and investment power with respect to shares. Except as otherwise indicated below, to our knowledge, all persons listed above have sole voting and investment power with respect to their Common Shares, except to the extent authority is shared by spouses under applicable law.

(2)	Prairie Fire Capital, LLC Common Shares include 242,718 Common Shares underlying a warrant held by Prairie Fire Capital, LLC; Michael R. Stone Common Shares include 198,611 Common Shares underlying a warrant held by Mr. Stone and Daniel J. O’Brien Common Shares include 13,671 Common Shares underlying a warrant held by Mr. O’Brien. Each of these warrants are currently exerciseable. Mr. Stone’s Common Shares also include 35,000 Common Shares owned by The Michael and Karen Stone Family Foundation, Inc. with respect to which Mr. Stone disclaims beneficial ownership.

(3)	Messrs. Castleman and O’Brien are managing members of the entity that is the general partner of Whitney V, L.P. and Whitney Strategic Partners V, L.P.,and are managers of Prairie Fire Capital, LLC, and accordingly they may be deemed to share beneficial ownership of the Common Shares owned by Whitney V, L.P., Whitney Strategic Partners V, L.P. and Prairie Fire Capital, LLC. Mr. O’Brien is the managing member of the entity that is the general partner of Whitney Private Debt Fund L.P. and accordingly he may be deemed to have beneficial ownership of the Common Shares owned by such fund. Each of Messrs. Castleman and O’Brien disclaims beneficial ownership of all Common Shares owned by Whitney V, L.P., Whitney Strategic Partners V, L.P., Whitney Private Debt Fund, L.P. and Prairie Fire Capital, LLC, except to the extent of his pecuniary interest in each such entity.

(4)	Represents (i) 225 Common Shares held in custodial accounts for the benefit of Mr. Tartol’s three children of which Mr. Tartol disclaims beneficial ownership of 75 Common Shares except to the extent of his pecuniary interest therein; (ii) 53,130 Common Shares held by the Tartol Enterprises Profit Sharing Plan, for which Mr. Tartol is the trustee; and (iii) 178,361 Common Shares held by Carhill Holdings, Inc., a corporation for which Mr. Tartol acts as a consultant only, and accordingly, disclaims beneficial ownership of such Common Shares.

(5)	Includes 46,875 options to purchase Common Shares and 3,921 restricted stock units issuable and exercisable within 60 days of March 1, 2007.

(6)	Includes 46,875 options to purchase Common Shares and 3,921 restricted stock units issuable and exercisable within 60 days of March 1, 2007.

(7)	Includes 46,875 options to purchase Common Shares and 3,921 restricted stock units issuable and exercisable within 60 days of March 1, 2007.

(8)	Includes 2,012,241 options to purchase Common Shares, 5,000 restricted stock units and stock appreciation rights equivalent to 4,404 Common Shares issuable and exercisable within 60 days of March 1, 2007.

(9)	Includes 150,000 options to purchase Common Shares, 3,675 restricted stock units and stock appreciation rights equivalent to 3,237 Common Shares issuable and exercisable within 60 days of March 1, 2007.

(10)	Includes 78,998 options to purchase Common Shares, 1,125 restricted stock units and stock appreciation rights equivalent to 991 Common Shares issuable and exercisable within 60 days of March 1, 2007.

(11)	Includes 170,625 options to purchase Common Shares, 1,125 restricted stock units and stock appreciation rights equivalent to 991 Common Shares issuable and exercisable within 60 days of March 1, 2007.

(12)	Includes 54,250 options to purchase Common Shares, 7,792 restricted stock units and stock appreciation rights equivalent to 3,410 Common Shares issuable and exercisable within 60 days of March 1, 2007.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain Transactions Relating to Herbalife

The Company has several written policies applicable to the review and approval of related party transactions, each of which is reviewed on a case by case basis. Pursuant to the Audit Committee Charter, any related party transaction in which a director has an interest must be reviewed and approved by the audit committee. The Company’s Conflicts of Interest Policy requires that all related party transactions involving employees, including executive officers, be reviewed and approved by both the Company’s legal and internal audit departments.

Mr. Peter Castleman, Chairman of the Board of Directors, and Mr. James Fordyce, a member of the Board of Directors until March 16, 2006, are managing directors of Whitney. Entities affiliated with Whitney are the general partners of the Whitney-related investment partnerships set forth in the beneficial ownership table included in this proxy statement. These partnerships beneficially own approximately 24.8% of the Company’s Common Shares. The Company has entered into several transactions with entities in which Whitney has an interest, as follows:

•	Whitney holds a 50 percent indirect ownership interest in Shuster, a provider of product testing and formula development for Herbalife. For the year ended December 31, 2005, total purchases from Shuster were $32,000. For the year ended December 31, 2006, there were no purchases.

•	In 2004, Whitney acquired through one of its affiliated companies a 50 percent indirect ownership interest in TBA, a provider of creative services to Herbalife. For the year ended December 31, 2005, a payment of $5.7 million was made to TBA for services relating to the 25th Anniversary Extravaganza, the majority of which were reimbursements of Extravaganza expenses paid to third parties. For the year ended December 31, 2006, payments to TBA were $1.4 million.

•	In January 2005, Whitney, through affiliated companies, acquired a 77 percent ownership interest in Stauber, a value-added distributor of bulk specialty for nutraceutical ingredients. For the years ended December 31, 2005 and December 31, 2006, total purchases from Stauber were $1.8 million and $0.23 million, respectively.

Registration Rights Agreement

Michael O. Johnson, our Chief Executive Officer, Whitney and certain of its affiliated companies, and members of our distributor organization who hold Common Shares are party to a registration rights agreement with the Company. Under this agreement, Whitney has unlimited “demand” registration rights permitting them to cause us, subject to certain restrictions, to register certain Common Shares and to participate in certain Company registrations of equity securities.

If we at any time propose to register any Company securities under the Securities Act of 1933, as amended, or the Securities Act, for sale to the public, in certain circumstances holders of Common Shares, including distributor shareholder, may require us to include their shares in the securities to be covered by the registration statement. Such registration rights are subject to customary limitations specified in the agreement.

Indemnification of Directors and Officers

The Memorandum and Articles of Association provide that, to the fullest extent permitted by the Companies Law (2004 Revision), or the Statute, every director, agent or officer of the Company shall be indemnified out of the assets of the Company against any liability incurred by him as a result of any act or failure to act in carrying out his functions other than such liability (if any) that he may incur by his own willful misconduct. To the fullest extent permitted by the Statute, such director, or officer shall not be liable to the Company for any loss or damage in carrying out his functions unless the liability arises through the willful misconduct of such director, agent or officer.

The Company is a Cayman Islands exempted limited liability company. As such, it is governed by the laws of the Cayman Islands with respect to the indemnification provisions. Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Company’s articles of association provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except in the case of (a) any fraud or dishonesty of such director or officer, (b) such director’s or officer’s conscious, intentional or willful breach of his obligation to act honestly, lawfully and in good faith with a view to the best interests of the Company or (c) any claims or rights of action to recover any gain, personal profit or other advantage to which the director or officer is not legally entitled.

The Company has entered into an indemnification agreement with each of its directors and certain of its officers to supplement the indemnification protection available under its articles of association. These indemnity agreements generally provide that the Company will indemnify the parties thereto to the fullest extent permitted by law.

In addition to the indemnification provisions set forth above, the Company maintains insurance policies that indemnify its directors and officers against various liabilities arising under the Securities Act and the Exchange Act, that might be incurred by any director or officer in his capacity as such.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to managers, officers or persons controlling us pursuant to the foregoing, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ADDITIONAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who beneficially own more than ten percent of a registered class of the Company’s equity securities to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of equity securities of the Company. Directors, officers and greater-than-ten-percent beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by them. To the Company’s knowledge, based solely on a review of the copies of such filings on file with the Company and written representations from the Company’s directors and executive officers, all Section 16(a) filing requirements applicable to the Company’s directors, executive officers and greater-than-ten-percent beneficial owners were complied with on a timely basis for fiscal year 2006, except with regard to the following individuals, who did not timely file their respective Form 3’s disclosing their respective beneficial ownership of Company securities upon being appointed executive officers on August 2, 2006: Percy Chin, Eneida Bini, Sergio Medina, Thomas Zimmer and Desmond Walsh.

“Householding” of Proxy Materials.

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers household proxy materials, unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or the Company if you hold Common Shares directly. You can notify us by sending a written request to Herbalife Ltd., c/o Herbalife International, Inc., Assistant Corporate Secretary, 1800 Century Park East Los Angeles, CA 90067, or by calling the Assistant Corporate Secretary at 310-410-9600.

Shareholder Nominations

Your attention is drawn to Articles 73 to 76 of the Memorandum and Articles of Association in relation to the requirements applicable to any shareholder who wishes to nominate a person for election as a director.

For such nomination to be properly brought before an annual general meeting by a shareholder, a shareholder notice addressed to the Corporate Secretary must have been delivered to or mailed and received at the registered offices of the Company or such other address as the Corporate Secretary may designate not less than 90 days prior to the date of the meeting, or not later than the 10th day following the date of the first public announcement of the date of such meeting, whichever is later, nor more than 120 days prior to the date of such meeting.

The notice to the Corporate Secretary must set forth (a) as to each person whom the shareholder proposes to nominate, all information relating to such person that is required to be disclosed in solicitations of proxies for appointment of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if appointed, and (b) as to the shareholder giving the notice (i) the name and address of such shareholder, as they appear on the register of members, (ii) the class and number of Common Shares that are owned beneficially and/or of record by such shareholder, (iii) a representation that the shareholder is a registered holder of Common Shares entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination and (iv) a statement as to whether the shareholder intends or is part of a group that intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding share capital required to approve or elect the nominee for appointment and/or (y) otherwise to solicit proxies from shareholders in support of such nomination.

The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a director of the Company. No person nominated by a shareholder shall be eligible for election as a director of the Company unless nominated in accordance with these procedures.

Shareholder Proposals for the 2008 Annual General Meeting

Pursuant to our Memorandum and Articles of Association, for notice of shareholder proposal to be timely, it must have been filed with the Corporate Secretary of the Company not less than 90 days prior to the date of the meeting, or not later than the 10th day following the date of the first public announcement of the date of such meeting, whichever is later, nor more than 120 days prior to the meeting. For notice to be proper, it must set forth: (i) the name and address of the shareholder who intends to make the proposal as it appears in the Company’s records, (ii) the class and number of Common Shares of the Company that are owned by the shareholder submitting the proposal and (iii) a clear and concise statement of the proposal and the shareholder’s reasons for supporting it.

Shareholders interested in submitting a proposal for inclusion in the proxy statement and form of proxy for the 2008 annual general meeting of shareholders may do so by following the procedures prescribed in SEC Rule 14a-8 promulgated under the Exchange Act. To be eligible for inclusion, notice of shareholder proposals must be received by the Company’s Corporate Secretary no later than November 21, 2007. Proposals should be sent to Corporate Secretary, Herbalife Ltd., c/o Herbalife International, Inc., 1800 Century Park East, Los Angeles, CA 90067.

Codes of Business Conduct and Ethics and Corporate Governance Guidelines

Our Board of Directors has adopted a corporate Code of Business Conduct and Ethics applicable to our directors, officers, including our principal executive officer, principal financial officer and principal accounting officer, and employees, as well as Corporate Governance Guidelines, in accordance with applicable rules and regulations of the SEC and the NYSE. Each of our Code of Business Conduct and Ethics and Corporate Governance Guidelines are available on our website at www.herbalife.com by following the links through “Investor Relations” to “Corporate Governance,” or in print to any shareholder who requests it, as set forth below under “Annual Report, Financial and Additional Information.”

Any amendment to, or waiver from, a provision of the Company’s Code of Business Conduct and Ethics with respect to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller will be posted on the Company’s website www.Herbalife.com.

Annual Report, Financial and Additional Information.

The Annual Financial Statements and Review of Operations of the Company for fiscal year 2006 can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006. A copy of the Company’s Annual Report on Form 10-K is being mailed concurrently with this Proxy Statement to each shareholder of record on the Record Date.

The Company’s filings with the SEC are all accessible by following the links to “Investor Relations” on the Company’s website at www.herbalife.com. The Company will furnish without charge a copy of its SEC filings to any person requesting in writing and stating that he or she is a beneficial owner of Common Shares. In addition, the Company will furnish without charge a copy of the Company’s Annual Report on Form 10-K, including the financial statements and schedules thereto, to any person requesting in writing and stating that he or she is the beneficial owner of Common Shares of the Company.

Requests and inquiries should be addressed to:

Investor Relations
Herbalife Ltd.
c/o Herbalife International, Inc.
1800 Century Park East
Los Angeles, California 90067

OTHER MATTERS

The management of the Company knows of no other business to be presented at the Meeting. If, however, other matters properly come before the Meeting, it is intended that the persons named in the accompanying proxy will vote thereon in accordance with their best judgment.

By Order of the Board of Directors

BRETT R. CHAPMAN
General Counsel and Corporate Secretary

Dated: March 19, 2007

APPENDIX A

Herbalife Categorical Standards of Independence

An “independent” director is a director whom the Board of Directors has determined has no material relationship with the Company or any of its consolidated subsidiaries (collectively, the “Company”), either directly, or as a partner, shareholder or officer of an organization that has a relationship with the Company. For purposes of this definition, the Board has determined that a director is not independent if:

1. the director is, or in the past three years has been, an employee of the Company, or an immediate family member of the director is, or in the past three years has been, an executive officer of the Company;

2. the director is, or in the past three years has been, affiliated with or employed by the Company’s outside auditor, or a member of the director’s immediate family is, or in the past three years has been, affiliated with or employed in a professional capacity by the Company’s outside auditor;

3. the director, or a member of the director’s immediate family, is or in the past three years has been, an executive officer of another company where any of the Company’s present executives serves or served in the past three years on the compensation committee;

4. the director, or a member of the director’s immediate family, receives or has in the past three years received any direct compensation from the Company in excess of $100,000 per year, other than compensation for Board service, compensation received by the director’s immediate family member for service as a non-executive employee of the Company, and pension or other forms of deferred compensation for prior service with the Company;

5. the director is an executive officer or employee, or a member of the director’s immediate family is an executive officer, of another company that makes payments to or receives payments from the Company, or during any of the last three years has made payments to or received payments from the Company, for property or services in an amount that, in any single fiscal year, exceeded the greater of $1 million or 2% of the other company’s consolidated gross revenues; or

6. the director, or the director’s spouse, is an executive officer of a nonprofit organization to which the Company or the Company makes, or in the past three years has made, payments that, in any single fiscal year, exceeded the greater of $1 million or 2% of the nonprofit organization’s consolidated gross revenues (amounts that the Company contributes under matching gifts programs are not included in the payments calculated for purposes of this standard).

An “immediate family” member includes a director’s spouse, parents, children, siblings, mother and father-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than a domestic employee) who shares the director’s home.

In addition, a director is not considered independent for purposes of serving on the Audit Committee, and may not serve on the Audit Committee, if the director: (a) accepts, directly or indirectly, from the Company or any of its subsidiaries, any consulting, advisory, or other compensatory fee, other than Board and committee fees and fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the Company; or (b) is an “affiliated person” of the Company or any of its subsidiaries; each as determined in accordance with Securities and Exchange Commission regulations.

A-1

APPENDIX B

HERBALIFE LTD.
EMPLOYEE STOCK PURCHASE PLAN

(Adopted in           2007 and Approved by Shareholders in           2007)

Herbalife Ltd. (the “Company”) hereby establishes and adopts the Herbalife Ltd. Employee Stock Purchase Plan (the “Plan”).

1.	PURPOSE

The purpose of the Plan is to provide eligible employees of the Company and its subsidiaries with an opportunity to participate in the Company’s success by purchasing the Company’s Common Shares through payroll deductions. The Company intends the Plan to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”), and the provisions of the Plan shall be construed in a manner consistent with the requirements of Section 423 of the Code. Notwithstanding the foregoing, a subplan established pursuant to Section 11 hereof shall not be considered part of the Plan for purposes of Section 423 of the Code.

2.	DEFINITIONS

2.1.  “Account” shall mean the account maintained on behalf of the Committee to which are credited (i) payroll deductions pursuant to Section 6 and (ii) Common Shares acquired upon exercise of an option pursuant to Section 7.

2.2.  “Authorization Form” shall mean a form established by the Committee authorizing payroll deductions as set forth in Section 4 and such other terms and conditions as the Committee from time to time may determine.

2.3.  “Board” shall mean the board of directors of the Company.

2.4.  “Committee” shall mean a committee of one or more members, designated by the Board to administer the Plan, which may consist of directors, officers or other employees.

2.5.  “Common Shares” means the Company’s common shares, par value $.001, subject to adjustment as provided in Section 14.

2.6.  “Compensation” shall mean the regular salary of a Participant from the Company or a Designated Subsidiary. Compensation shall be determined prior to the Employee’s pre-tax contributions pursuant to Section 125 and Section 401(k) of the Code, and shall exclude bonuses, compensation from the exercise of stock options or from non-taxable fringe benefits provided by the Company or a Designated Subsidiary.

2.7.  “Designated Subsidiaries” shall mean Subsidiaries that have been designated by the Committee from time to time, in its sole discretion, as eligible to participate in the Plan.

2.8.  “Eligible Employee” shall mean any Employee who has completed at least sixty (60) days of continuous employment with the Company or a Subsidiary excluding:

(a) any Employee who customarily is employed for 20 hours or less per week;

(b) any Employee who customarily is employed for not more than five (5) months in a calendar year, or

(c) any Employee who would own for purposes of Section 424(b)(3) of the Code, stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company (or of a Subsidiary or parent, if any).

2.9.  “Employee” means any individual classified as an employee (within the meaning of Section 3401(c) of the Code) by the Company or a Designated Subsidiary on the Company’s or such Designated Subsidiary’s payroll records during the relevant participation period. Individuals classified as independent contractors, consultants, advisers, or members of the Board or the board of directors of a Designated Subsidiary are not considered “Employees” solely by virtue of such station.

2.10.  “Exercise Date” shall mean the last business day of each Offering Period in which payroll deductions are made under the Plan.

2.11.  “Fair Market Value” per share as of a particular date shall mean the per share closing sales price of the Common Shares as reported on the New York Stock Exchange on that date (or if there were no reported prices on such date, on the last preceding date on which the prices were reported) or, if the Company is not then listed on the New York Stock Exchange, on such other principal securities exchange on which the Common Shares are traded.

2.12.  “Offering Date” shall mean the first business day of each Offering Period.

2.13.  “Offering Period” shall mean a period of six (6) months, or such other period of time as determined from time to time by the Committee. In no event shall an Offering Period exceed twenty-seven (27) months. The first Offering Period shall commence after shareholder approval of the Plan.

2.14.  “Participant” shall mean an Eligible Employee who participates in the Plan.

2.15.  “Subsidiary” shall mean any corporation having the relationship to the Company described in Section 424(f) of the Code.

3.	SHARES SUBJECT TO THE PLAN

Subject to Section 14, 1,000,000 Common Shares may be issued under the Plan. Such shares may be authorized but unissued Common Shares or Common Shares acquired by the Company in the open market or otherwise. If the total number of shares which would otherwise be subject to options granted under the Plan on an Offering Date exceeds the number of shares then available under the Plan (after deduction of all shares for which options have been exercised or are then outstanding), the Committee shall make a pro rata allocation of the shares remaining available for option grant in as uniform a manner as shall be practicable and as it shall determine to be equitable. In such event, the Committee shall give written notice to each Participant of such reduction of the number of option shares affected thereby and shall similarly reduce the rate of payroll deductions, if necessary.

4.	PARTICIPATION

4.1. Each Eligible Employee on an Offering Date shall become a Participant as of the Offering Date by completing an Authorization Form and filing it with the Committee by the date required by the Committee pursuant to such method as it may be establish from time to time in its sole discretion. Such authorization will remain in effect for subsequent Offering Periods, until modified or terminated by the Participant.

4.2. Any person who first becomes an Eligible Employee during an Offering Period shall become a Participant as of the first day of a subsequent Offering Date by completing an Authorization Form and filing it with the Committee by the date required by the Committee pursuant to such method as may be established by the Committee from time to time in its sole discretion. Such authorization will remain in effect for subsequent Offering Periods, until modified or terminated by the Participant.

4.3. A person shall cease to be a Participant upon the earliest to occur of:

(a) the date the Participant ceases to be an Eligible Employee for any reason;

(b) the first day of the Offering Period beginning after the date on which the Participant ceases payroll deduction under the Plan pursuant to Section 6.1; or

(c) the date of a withdrawal from the Plan by the Participant as provided in Section 9.

5.	GRANT OF OPTION

5.1. On each Offering Date the Company shall grant each Participant an option to purchase Common Shares, subject to the limitations set forth in Sections 3 and 5.3.

5.2. The option price per Common Share subject to an offering shall be, unless otherwise determined by the Committee and communicated to Participants prior to the deadline for Participants to file their Authorization Forms for the Offering Period to which the Authorization Form applies, eighty-five percent (85%) of the Fair Market Value of a Common Share on the Exercise Date.

5.3. No Participant shall be granted an option which permits the Participant’s rights to purchase Common Shares under the Plan and all other employee stock purchase plans of the Company to accrue at a rate which exceeds $25,000 of the Fair Market Value of the Common Shares on the Offering Date for each calendar year in which such option is outstanding at any time; for purposes of this limitation, there shall be counted only options to which Section 423 of the Code applies.

6.	PAYROLL DEDUCTIONS

6.1. A Participant may, in accordance with rules adopted by the Committee, file an Authorization Form that authorize a payroll deduction of any whole number percentage from one percent (1%) to ten percent (10%) (or such other percentage as may be established by the Committee from time to time in its sole discretion) of such Participant’s Compensation on each pay period during the Offering Period. A Participant may increase such payroll deduction effective as of each Offering Date provided the Participant files an Authorization Form requesting the increase in accordance with rules established by the Committee. A Participant may decrease or cease payroll deductions during an Offering Period by filing an Authorization Form requesting the decrease or cessation in accordance with rules established by the Committee.

6.2. All payroll deductions made by a Participant shall be credited to the Participant’s Account. A Participant may not make any additional payments to the Participant’s Account.

7.	EXERCISE OF OPTION

7.1. Unless a Participant withdraws from the Plan as provided in Section 9, the Participant’s option to purchase Common Shares will be exercised automatically on the Exercise Date, and the maximum number of full Common Shares subject to such option will be purchased for such Participant at the applicable option price with the accumulated payroll deductions in the Participant’s Account. No fractional shares shall be issued under the Plan.

7.2. The Common Shares purchased upon exercise of an option hereunder shall be credited to the Participant’s Account and shall be deemed to be transferred to the Participant on the Exercise Date and, except as otherwise provided herein, the Participant shall have all rights of a shareholder with respect to such shares. Common Shares received upon stock dividends or stock splits shall be treated as having been purchased on the Exercise Date of the shares to which they relate.

8.	DELIVERY OF COMMON SHARES

As promptly as practicable after receipt by the Committee of a request for withdrawal of Common Shares from any Participant in accordance with rules established by the Committee, the Committee shall arrange for delivery to such Participant of the Common Shares which the Participant requests to withdraw. Withdrawals may be made no more frequently than twice each calendar year unless approved by the Committee in its sole discretion.

9.	WITHDRAWAL; TERMINATION OF EMPLOYMENT

9.1. A Participant may withdraw all, but not less than all, the payroll deductions and cash dividends credited to the Participant’s Account at any time by giving written notice to the Committee which is received at least thirty (30) days prior to the Exercise Date (or such other notice period as may be established by the Committee from time to time in its sole discretion). All such payroll deductions and cash dividends credited to the Participant’s Account will be paid to the Participant promptly after receipt of such Participant’s notice of withdrawal and the Participant’s option for the Offering Period in which the withdrawal occurs will be automatically terminated. No further payroll deductions for the purchase of Common Shares will be made for the Participant during such Offering Period, and any additional cash dividends during the Offering Period will be distributed to the Participant.

9.2. Upon termination of a Participant’s status as an Employee during the Offering Period for any reason the payroll deductions and cash dividends remaining credited to the Participant’s Account will be returned (and any future cash dividends will be distributed) to the Participant or, in the case of the Participant’s death, the estate of the Participant, and the Participant’s option will be automatically terminated. A Participant’s status as an Employee shall not be considered terminated in the case of a leave of absence agreed to in writing by the Company or a Subsidiary (including but not limited to, military and sick leave), provided that such leave is for a period of not more than six (6) months or reemployment upon expiration of such leave is guaranteed by contract or statute.

9.3. A Participant’s withdrawal from an offering will not have any effect upon such Participant’s eligibility to participant in a subsequent offering.

10.	DIVIDENDS

10.1. Cash dividends paid on Common Shares held in a Participant’s Account shall be distributed to Participants as soon as practicable. Dividends paid in Common Shares or stock splits of the Common Shares shall be credited to the Accounts of Participants. Dividends paid on Common Shares in property (other than cash or Common Shares) shall be distributed to Participants as soon as practicable.

10.2. No interest shall accrue on or be payable with respect to the payroll deductions or credited cash dividends or a Participant in the Plan.

11.	ADMINISTRATION

The Plan shall be administered by the Committee, and the Committee may select a third party administrator to whom its duties and responsibilities hereunder may be delegated. The Committee shall have full power and authority, subject to the provisions of the Plan, to promulgate such rules and regulations as it deems necessary for the proper administration of the Plan, to interpret the provisions and supervise the administration of the Plan, and to take all action in connection therewith or in relation thereto as it deems necessary or advisable. Any decision reduced to writing and signed by a majority of the members of the Committee shall be fully effective as if it had been made at a meeting duly held. The determination of the Committee on any matters relating to the Plan shall be final, binding and conclusive. The Company will pay all expenses incurred in the administration of the Plan. No member of the Committee shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan, and all members of the Committee shall be fully indemnified by the Company with respect to any such action, determination or interpretation.

The Committee may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules and procedures regarding handling of payroll deductions or other contributions by Participants, payment of interest, conversion of local currency, data privacy security, payroll tax, withholding procedures and handling of stock certificates which vary with local requirements; however, if such varying provisions are not in accordance with the provisions of Section 423(b) of the Code, including but not limited to the requirement of Section 423(b)(5) of the Code that all options granted under the Plan shall have the same rights and privileges unless otherwise provided under the Code and the regulations promulgated thereunder, then the individuals affected by such varying provisions shall be deemed to be participating under a sub-plan and not in the Plan. The Committee may also adopt subplans applicable to particular Subsidiaries or locations, which sub-plans may be designed to be outside the scope of Section 423 of the Code and shall be deemed to be outside the scope of Section 423 of the Code unless the terms of the sub-plan provide to the contrary. The rules of such subplans may take precedence over other provisions of this Plan, with the exception of Section 3, but unless otherwise superseded by the terms of such subplan, the provisions of this Plan shall govern the operation of such subplan. The Committee shall not be required to obtain the approval of shareholders prior to the adoption, amendment or termination of any subplan unless required by the laws of the foreign jurisdiction in which Eligible Employees participating in the subplan are located.

12.	NO TRANSFERABILITY

Neither payroll deductions credited to a Participant’s Account nor any rights with regard to the exercise of an option or to receive Common Shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will or the laws of descent and distribution) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Committee may treat such act as an election to withdraw funds in accordance with Section 9.

13.	USE OF FUNDS

All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

14.	EFFECT OF CERTAIN CHANGES

14.1. In the event of any recapitalization, merger, consolidation, reorganization, stock dividend, stock split, reverse stock split, combination or exchange of shares, repurchase of shares, distribution of cash or property (other than a regular cash dividend) spin-off or similar transaction or other change in corporate structure affecting the Common Shares or the value thereof, the Committee shall determine the equitable adjustments to be made under the Plan, including without limitation adjustments to the number of Common Shares which have been authorized for issuance under the Plan but have not yet been granted under options, as well as the price per Common Share covered by each option under the Plan which has not yet been exercised.

14.2. In the event of the proposed liquidation or dissolution of the Company, the Offering Period will terminate immediately prior to the consummation of such proposed transaction, unless otherwise provided by the Board in its sole discretion, and all outstanding options shall automatically terminate and the amounts of all payroll deductions will be refunded without interest to the Participants.

14.3. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger or consolidation or similar combination of the Company with or into another entity, then in the sole discretion of the Board, either (1) each option shall be assumed or an equivalent option shall be substituted by the successor corporation or parent or subsidiary of such successor entity, (2) a date established by the Board on or before the date of consummation of such merger, consolidation, combination or sale shall be treated as a Exercise Date, and all outstanding options shall be exercised on such date, (3) all outstanding options shall terminate and the accumulated payroll deductions will be refunded without interest to the Participants, or (4) outstanding options shall continue unchanged.

15.	TERMINATION OR AMENDMENT

The Board may at any time terminate, suspend or amend the Plan as it shall deem advisable. No such termination may adversely affect options previously granted without the consent of affected Participants. No amendment shall be effective unless approved by the shareholders of the Company if shareholder approval of such amendment is required to comply with applicable law, including the rules and regulations of the New York Stock Exchange (or such other principal securities market on which the Common Shares are traded).

16.	NO EMPLOYMENT RIGHTS

Nothing in the Plan shall confer upon any Participant the right to continue in the employment of the Company or any Subsidiary or affect any right which the Company or any Subsidiary may have to terminate the employment of any Participant at any time for any reason.

17.	REGULATIONS AND OTHER APPROVALS; GOVERNING LAW

17.1. This Plan and the right of all persons claiming an interest hereunder shall be construed and determined in accordance with the laws of the State of California without reference to principles of conflict of laws.

17.2. The obligation of the Company to sell or deliver Common Shares with respect to options granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable Federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.

18.	WITHHOLDING OF TAXES

If the Participant makes a disposition, within the meaning of Section 424(c) of the Code and regulations promulgated thereunder, of any Common Shares issued to such Participant pursuant to the Participant’s exercise of an option, and such disposition occurs within the two-year period commencing on the day after the Offering Date or within the one-year period commencing on the day after the Exercise Date, such Participant shall, within five (5) days of such disposition, notify the Company thereof and thereafter immediately deliver to the Company any amount of Federal, state or local income taxes and other amounts, if any, which the Company informs the Participant the Company is required to withhold.

19.	MISCELLANEOUS

19.1. If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction, such provision shall (a) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited shall remain in full force and effect, and (b) not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect. If the making of any payment or the provision of any other benefit required under the Plan shall be held unlawful or otherwise invalid or unenforceable by a court of competent jurisdiction, such unlawfulness, invalidity or unenforceability shall not prevent any other payment or benefit from being made or provided under the Plan, and if the making of any payment in full or the provision of any other benefit required under the Plan in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity or unenforceability shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid or unenforceable shall be made or provided under the Plan.

19.2. As used in the Plan, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

19.3. The captions in the Plan are for convenience of reference only, and are not intended to narrow, limit or affect the substance or interpretation of the provisions contained herein.

20.	EFFECTIVE DATE; APPROVAL OF STOCKHOLDERS

The Plan is effective as of          , 2007. The Plan shall be submitted to the shareholders of the Company for approval within twelve (12) months after the date the Plan is adopted by the Board. The Plan is conditioned upon the approval of the shareholders of the Company, and failure to receive their approval shall render the Plan and all outstanding options issued thereunder null and void and of no effect.

PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
HERBALIFE LTD.
2007 ANNUAL GENERAL MEETING OF SHAREHOLDERS APRIL 26, 2007
     The undersigned shareholder of HERBALIFE LTD. hereby acknowledges receipt of the Notice of 2007 Annual General Meeting of Shareholders and related Proxy Statement, and hereby appoints Michael O. Johnson and Brett R. Chapman, or either of them, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2007 Annual General Meeting of Shareholders of HERBALIFE LTD., to be held on April 26, 2007 at 9:00 a.m., Pacific Daylight Time, at 1800 Century Park East, Los Angeles, California 90067, and at any adjournment(s) or postponement(s) thereof, and to vote all Common Shares which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.
     This proxy is solicited by the Board of Directors for use at the Annual General Meeting of Shareholders on April 26, 2007.
You can view the Annual Report and Proxy Statement on the internet following the links to “Investor Relations” at: http://www.herbalife.com
(Continued and to be Signed on Reverse Side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ Detach here from proxy voting card. ▲

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL.	Mark Here for Address Change or Comments	☐
PLEASE SEE REVERSE SIDE
The Board of Directors recommends a vote “FOR” each of the items below.

1.	Election of Directors Nominees:

	FOR	AGAINST	ABSTAIN
Leroy T. Barnes	☐	☐	☐
Richard P. Bermingham	☐	☐	☐
Peter Maslen	☐	☐	☐

		FOR	AGAINST	ABSTAIN
Item 2 -	Ratification of the appointment of the independent registered public accountants for fiscal 2007.	☐	☐	☐

I plan to attend the meeting.	☐

		FOR	AGAINST	ABSTAIN
Item 3 -	Approve the Company’s Employee Stock Purchase Plan.	☐	☐	☐
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL. IF ANY OTHER MATTERS PROPERLY COME BEFORE THE MEETING, THE PROXIES ARE AUTHORIZED ON BEHALF OF THE UNDERSIGNED TO VOTE THEREON IN ACCORDANCE WITH HIS OR THEIR BEST JUDGMENT.
PLEASE MARK, DATE, SIGN, AND RETURN THIS PROXY CARD PROMPTLY. IN ORDER TO BE COUNTED, THIS PROXY CARD MUST BE RECEIVED BEFORE THE MEETING.

Signature	Signature	Date

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

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